UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Navistar International Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NAVISTAR INTERNATIONAL CORPORATION
4201 Winfield Road
P. O. Box 1488
Warrenville, Illinois 60555

NOTICE OF 2005 ANNUAL MEETING OF SHAREOWNERS
To be held Wednesday, March 23, 2005

To Our Shareowners:

          You are cordially invited to attend Navistar International Corporation’s 2005 Annual Meeting of Shareowners.  This year’s meeting will be held at the Hyatt Lisle Hotel, 1400 Corporetum Drive, Lisle, Illinois 60532 on Wednesday, March 23, 2005 at 10:00 a.m., Central Standard Time.  The purposes of the Annual Meeting are:

1.	To elect three directors;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2005;

3.	To approve certain amendments to the Company’s 2004 Performance Incentive Plan; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareowners of record at the close of business on February 17, 2005 are entitled to notice of and to vote at this meeting.

          YOUR VOTE IS IMPORTANT. Whether you plan to attend the meeting or not, we urge you to vote your shares either via the Internet, by using a toll-free telephone number or by signing, dating, and mailing the enclosed proxy card.  Instructions regarding all methods of voting are contained on the proxy card.  If you attend the meeting and prefer to vote in person, you may do so, even if you have previously submitted your proxy.

By Order of the Board of Directors,

Robert J. Perna Secretary February 23, 2005

PROXY STATEMENT

Navistar International Corporation
4201 Winfield Road
P.O. Box 1488
Warrenville, Illinois 60555

INFORMATION ABOUT THE ANNUAL MEETING

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Navistar International Corporation, a Delaware corporation (the “Company”), for use at the 2005 Annual Meeting of Shareowners and at any meeting following postponement or adjournment thereof.  The meeting will be held at the Hyatt Lisle Hotel, 1400 Corporetum Drive, Lisle, Illinois on Wednesday, March 23, 2005 at 10:00 a.m., Central Standard Time.  This Proxy Statement summarizes information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission and is designed to assist you in voting your shares.  On or about February 23, 2005, we began sending these proxy materials to all shareowners entitled to vote at the Annual Meeting.

INFORMATION ABOUT VOTING

Shareowners of record can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

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By Internet — If you hold your shares in your own name rather than through a broker, you can vote via the Internet at http://www.proxyvote.com.  Please see your proxy card for specific instructions.  We encourage you to vote this way as it is the most cost-effective method.

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By Telephone — If you hold your shares in your own name rather than through a broker, you can vote by telephone by calling the toll-free number listed on the proxy card.  Please see your proxy card for specific instructions.

—	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

          If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

          By voting by proxy, you will direct the individuals named on the card (your “proxies”) to vote your shares at the Annual Meeting in the manner you indicate.  The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Company or both.  If you sign and return the card without indicating your instructions, then the designated proxies will vote your shares “FOR” the election of all three nominees for director, “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor, “FOR” the amendment to the Company’s 2004 Performance Incentive Plan, and in the discretion of the named proxies, upon such other matters as may properly come before the meeting or any adjournments thereof.

          You may revoke or change your proxy at any time before it is exercised by sending a written revocation letter to the Company’s Secretary at the address shown on the front page of this Proxy Statement, by providing a later dated proxy, by voting by telephone or by Internet at a later time, or by attending the Annual Meeting and voting in person.

          You may have your votes kept confidential by so indicating in the designated place on the proxy card or when prompted during telephone or Internet voting.  If you are a participant in any of the Company’s 401(k) or retirement savings plans the proxy card will represent the number of shares allocated to your account under the Plan and will serve as a direction to the Plan’s trustee as to how the shares in your account are to be voted.

          Holders of record of the Company’s Common Stock at the close of business on February 17, 2005 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were outstanding 69,963,758 shares of Common Stock, held of record by 16,427 shareowners.  You are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting.  Representatives of ADP Investor Communication Services or its agent will tabulate the votes and act as inspectors of election at the Annual Meeting.

Quorum Requirements

          A quorum is necessary to hold a valid meeting.  Under the Company’s By-Laws at least one-third of the Company’s Common Stock must be represented at the Annual Meeting, whether in person or by proxy, to constitute a quorum.  Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast.  A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Required Vote

          Directors are elected by a plurality vote of shares present (in person or by proxy) at the meeting, meaning that the three nominees for director receiving the highest number of votes will be elected.  Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

          For each other proposal the approval of the holders of the majority of the voting shares of Common Stock of the Company represented in person or by proxy at the meeting is required for approval.  Abstentions and broker non-votes with respect to those matters will not be counted as participating in the voting and will therefore have no effect.  The Company believes that, under the rules of the New York Stock Exchange, Proposal 3 is a non-routine matter whereby brokers would not be permitted to vote in their discretion on behalf of a client if the client had not furnished voting instructions.

Other Matters

          The Board of Directors does not know of any other matters that will be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement.  If any other matter properly comes before the Annual Meeting, your proxies will vote your shares in accordance with their best judgment.  Discretionary authority to vote on other matters is included in the proxy.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

          Our Board of Directors currently has 11 members, who are divided into three classes (Class I, Class II, and Class III).  One class is elected at each Annual Meeting of shareowners to serve for a three-year term or until their earlier death, resignation or retirement pursuant to the Board’s retirement policy.

          Three directors will be elected at the Annual Meeting to serve as Class III directors for a three-year term beginning at this Annual Meeting and expiring at our Annual Meeting in the year 2008.  The Board of Directors has nominated Eugenio Clariond, John D. Correnti and Daniel C. Ustian for election as Class III directors.  Each nominee is presently a director of the Company.  Your proxies will vote your shares FOR the nominees, unless you instruct otherwise.

          The Board of Directors Recommends a vote FOR the Election of these Nominees as Directors.

          The Company expects each nominee to be able to serve.  If a nominee is unavailable for election for any presently unforeseen reason, the Board may choose another nominee and your proxies will then vote your shares for that nominee or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.  The Board has authority under the Company’s By-Laws to fill vacancies and to increase and decrease its size.

          The Board’s retirement policy provides for director’s retirement prior to the first Annual Meeting of shareowners which is held after the date they attain age 70.  Mr. William F. Patient, currently a Class III director, will have attained age 70 prior to the Annual Meeting and will retire from the Board.  As a result, effective upon Mr. Patient’s retirement, the total number of directors of the Company will be decreased to 10.

          The following are brief biographies of each of the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Nominees for Class III Directors Whose Terms Expire 2008

          Eugenio Clariond, 61, director since 2002.  He is Chairman of the Board and Chief Executive Officer of Grupo IMSA, a producer of steel processed products, steel and plastic construction products and aluminum and other related products, since 2003.  Prior to his present position he was President and Chief Executive Officer, since 1984.  He is a director of Texas Industries, Inc. and Vice Chairman of the World Business Counsel for Sustainable Development and Vice President of the Mexican chapter of the Latin American Business Counsel.  Committees: Compensation and Finance.

          John D. Correnti, 57, director since 1994.  He was Chairman of the Board and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to 2002.  On June 3, 2002, Birmingham Steel Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996.  He is a director of Corrections Corporation of America.  Committees: Audit and Compensation.

          Daniel C. Ustian, 54, director since 2002.  He is President and Chief Executive Officer of the Company since 2003 and Chairman of the Board of the Company since February 2004.  Prior to his present position, he was President and Chief Operating Officer, from 2002 to 2003, and President of the Engine Group of International Truck and Engine Corporation, the Company’s principal operating subsidiary, from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999.  He is a director of Monaco Coach Corporation and a member of the Society of Automotive Engineers and the American Foundry Association and participates in the Electrical Council for the Economy.  Committee: Executive.

Class II Directors Whose Terms Expire 2007

          Michael N. Hammes, 63, director since 1996.  He is Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, since 2000.  He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000.  He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997.  He is a member of the Board of Visitors of Georgetown University’s School of Business.  Committees: Compensation, Finance (Chair), Nominating and Governance (Chair), and Executive.

          James H. Keyes, 64, director since 2002.  He retired as Chairman of the Board of Johnson Controls, Inc., an automotive system and facility management and control company, in 2003, a position he had held since 1993.  He served as Chief Executive Officer of Johnson Controls, Inc. from 1988 until 2002.  He is a director of  LSI Logic Corporation and Pitney Bowes, Inc.  Committees: Audit (Chair), Compensation, Nominating and Governance, and Executive.

          Southwood J. Morcott, 66, director since 2000.  He retired as Chairman of the Board of Dana Corporation, a manufacturer and distributor of automotive and vehicular parts, in 2000, a position he had held since 1990.  He was Chief Executive Officer from 1989 to 1999 and President from 1986 to 1996 of Dana Corporation.  He is a director of CSX Corporation and Johnson Controls, Inc.  Committees: Compensation (Chair), Finance Nominating and Governance, and Executive.

Class I Directors Whose Terms Expire 2006

          Y. Marc Belton, 45, director since 1999.  He is Senior Vice President of General Mills, Inc. and President of Yoplait USA, General Mills Canada Corporation and New Business Development since 2002.  General Mills, Inc. is engaged in manufacturing and marketing of consumer food products.  He was President of the “Big G” Cereal Division from 1999 to 2002.  From 1997 to 1999 he was President of the New Ventures Division.  From 1994 to 1997 he was President, Snacks Division.  He was named a Vice President of General Mills in 1991.  He serves on the board of directors of Urban Ventures, the Guthrie Theater, as well as the Board of Trustees of Northwestern College.  He is also a member of the Executive Leadership Council and Co-Chairman of the Salvation Army Capital Campaign.  Committees: Audit and Finance.

          Dr. Abbie J. Griffin, 50, director since 1998.  She is a Professor of Business Administration at the University of Illinois, Urbana-Champaign since 1997.  She was Associate Professor of Marketing and Production Management from 1993 to 1997 at the University of Chicago, Graduate School of Business.  Committees: Audit and Finance.

          Robert C. Lannert, 64, director since 1990.  He is Vice Chairman of the Board of Directors of the Company since 2002, and he is Chief Financial Officer of the Company since 1990.  He was Executive Vice President from 1990 to 2002.  Mr. Lannert is also a member of the Executive Board of Des Plaines Valley Council Boy Scouts of America and a member of the Dean Advisory Council of the Krannert School, Purdue University.

Additional Director

          In July 1993, the Company restructured its post-retirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on the Company’s Board of Directors.  The director’s seat is filled by a person appointed by the United Automobile, Aerospace & Agricultural Implement Workers of America (the “UAW”).  This director is not part of the classes referred to above and is not standing for election by shareowners at the Annual Meeting.

          David McAllister, 49, director since 2001.  He is Administrative Assistant to the UAW’s Vice President since 1999.  He was Administrative Assistant and Co-Director from 1998 to 1999, Associate Co-Director from 1996 to 1998 and Program Coordinator from 1989 to 1996, of the UAW-DaimlerChrysler National Training Center.  He is a founding member of the Chelsea Civic Foundation and a member of the NAACP. Committees: Audit and Finance.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

          The Audit Committee has selected the firm of Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, as our independent auditor to examine the financial statements of the Company for the fiscal year ending October 31, 2005, and the Audit Committee recommends ratification of such selection by the shareowners.

          Deloitte & Touche has audited our accounts for many years.  The Audit Committee considers Deloitte & Touche well qualified to serve as the independent auditor for the Company.  Representatives of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to respond to appropriate questions.  Although action by shareowners for this matter is not required, the Audit Committee believes that it is appropriate to seek shareowner ratification of this appointment, and will reconsider the appointment if it is not ratified by the shareowners.

          The Board of Directors Recommends a vote FOR the Ratification of the Appointment of Deloitte & Touche as the Company’s Independent Auditor for Fiscal Year 2005.

PROPOSAL NO. 3 — APPROVAL OF CERTAIN AMENDMENTS TO THE 2004 PERFORMANCE INCENTIVE PLAN

          On February 17, 2004, the shareowners of the Company approved the Company’s 2004 Performance Incentive Plan, which was subsequently amended on April 21, 2004 (the “Plan”).

          The Company is now proposing to amend the Plan to permit key consultants and advisors to participate in the Plan and receive equity-based awards.  The Company believes that this amendment will enable it to attract and retain strategic consultants and advisors and to further align the interests of those consultants and advisors with the interest of our shareowners.  The Board and the independent Compensation Committee (the “Committee”) approved these amendments on December 14, 2004 and the Company is submitting these amendments to the shareowners at this time in accordance with the rules of the New York Stock Exchange.  The proposed amendment will not increase the number of shares authorized under the Plan.

          The Plan is an “omnibus” type of equity compensation plan that provides the Company the means by which to grant annual incentive compensation (i.e., bonuses) as well as long-term incentive compensation to its key employees.  The types of awards that are used for employees under the Plan are primarily performance-based cash and stock awards, restricted stock and stock unit awards, stock appreciation rights (“SARs”) and stock options.  The Plan also allows the Company to provide equity compensation to its non-employee directors.

          Below is a description of the principal features of the Plan as amended by this proposal.

          The Board of Directors Recommends a vote FOR the Approval of these Amendments to the Company’s 2004 Performance Incentive Plan.

Principal Features of the Plan

          The following is a summary of the principle features of the Plan, as amended by this proposal if so approved by the shareowners, and is qualified in its entirety by reference to the complete text of the Plan (marked to indicate the proposed amendments), which is attached to this Proxy Statement as Appendix A.

          Eligibility. Employees eligible to be considered for awards under the Plan are key employees of the Company and its subsidiaries, including the Company’s executive officers, who are designated by the Committee (typically senior managers and above). All non-employee directors and consultants are also eligible to be considered for certain awards under the Plan.

          Shares Authorized under the Plan. No more than 3,250,000 shares of Common Stock may be issued under the Plan.  No more than 1,000,000 of these shares may be used over the term of the Plan for awards other than stock options.  In addition, the total number of shares of Common Stock that will be available to make incentive stock option awards under the Plan in any calendar year will not exceed 1,000,000 shares.  Shares subject to awards under the Plan or any other prior plan that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again become available for awards.  The Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, spinoffs or other similar event.

          As of January 31, 2005, a total of (i) 1,196,861 options were granted under the Plan with the exercise price of such options ranging from $40.915 to $45.61, of which 481,561 options were granted to executive officers, (ii) 2,200 shares of restricted stock were granted under the Plan, of which no shares were granted to executive officers and (iii) 5,773 restricted stock units were granted under the Plan, of which 2,469 units were granted to executive officers.  As of January 31, 2005, options to purchase a total of 1,196,861 shares of common stock were outstanding under the Plan and 2,255,465 shares remain available for issuance under the Plan.

          Administration. The Committee has been designated by the Board to administer all awards under the Plan.  The Committee has the discretion to determine the employees, non-employee directors and consultants who will participate in the Plan, the size and types of the awards, the performance levels at which awards will be earned, and the terms and conditions of such awards, subject to certain limitations set forth in the Plan.  In addition, the Committee has full and final authority to interpret the Plan

          Effective Date; Term of the Plan. The effective date of the Plan is February 17, 2004 and the effective date of the proposed amendment to the Plan is February 15, 2005.  The term of the Plan is ten years from February 17, 2004.  No awards may be granted under the Plan after February 16, 2014, but awards made before that date may continue to be exercisable and/or to vest after that date, and will otherwise be governed by the terms of the Plan.

          Awards under the Plan. At the discretion of the Committee, (i) employees may be granted awards under the Plan in the form of annual cash incentive awards, stock options, restricted stock or stock unit awards, SARs or other awards, as described below, (ii) non-employee directors may be granted awards in the form of non-qualified stock options or restricted stock or stock units awards, as described below and (iii) consultants may be granted awards in the form of non-qualified stock options, restricted stock or stock units awards, SARs or other stock based awards as described below.  Such awards may be granted singly, in combination, or in tandem.

          Stock Options. The Plan provides for the granting of incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to employees and non-qualified stock options to employees, directors and consultants.  A stock option is a right to purchase a specified number of shares of Common Stock at a specified grant price.  All stock options granted under the Plan must have an exercise price per share that is not less than 100% of the fair market value of the Common Stock on the date of grant and a term of no more than ten years.  The grant price, number of shares, term and conditions of exercise, whether an option will qualify as an incentive stock option under the Code or a non-qualified stock option, and other terms of a stock option grant will be determined by the Committee as of the grant date.

          Unless otherwise determined by the Committee, one-third of the stock options will become exercisable after one year from the date of the grant, one-third after two years from the date of the grant and one-third after three years after the date of the grant. Subject to certain exceptions, stock options will expire three months after the termination of a participant’s employment or service with the Company.  If a participant dies while employed by or serving the Company or after retirement, all outstanding stock options will fully vest, and may be exercised by the personal representatives or distributees, for a period of two years after the date of death.  If an employee terminates employment or service on or after age 55 with ten or more years of continuous service, or in the case of a non-employee director, retires from the Board in accordance with Board’s retirement policy, the participant may thereafter exercise stock options according to their original terms.

          The exercise price of any stock option must be paid in full at the time the stock option is exercised in cash, Common Stock owned by the participant or by a combination of cash and Common Stock.  In addition, the participant must remit an amount in cash or Common Stock sufficient to satisfy tax withholding requirements.

          Provisions that permit a participant to elect to “restore” a stock option upon exercise may be contained in the terms of the stock options awarded to employees or consultants.  However, the Committee may not reprice, or otherwise discount, any outstanding stock option. Restoration provisions under the Plan generally permit the exercise of vested non-qualified stock options (the “underlying option”) by use of Common Stock that has been owned by the participant, for at least six months if acquired from the Company.  New “restoration” stock options are then granted to the participant at the fair market value of the Common Stock on the date of the grant of the restoration option in an amount equal to the number of shares that were used to exercise the underlying stock option, plus the number of shares that were withheld for the required tax liability.  The restoration stock option will have a term equal to the remaining term of the underlying option, will generally become exercisable six months after the date of grant, and otherwise will have the same general terms and conditions of other non-qualified stock option granted under the Plan.  The shares that represent the difference between the exercise price of the underlying option and the value of the shares on the date of exercise (less withholding taxes) generally cannot be transferred by the participant for a period of three years after exercise of the underlying option.  At the election of the participant, delivery of those shares may be deferred.  Non-employee directors may not be granted restoration stock options under the Plan

          Restricted Stock and Stock Units. The Plan also provides for the granting of stock awards to employees, consultants and non-employee directors that consist of grants of restricted Common Stock or units denominated in Common Stock.  The terms, conditions and limitations applicable to any award of restricted stock or stock unit will be decided by the Committee.  However, any restricted stock and stock unit award must have a minimum restriction period of three years from the date of grant, except that the Plan provides for earlier vesting upon a termination due to death.  Participants holding restricted stock awarded under the Plan will be entitled to receive dividends.

          Other Stock-Based Awards. The Plan also provides for the granting of stock appreciation rights (“SARs”) and other stock-based awards to employees and consultants that the Committee deems consistent with the purposes of the Plan.  A SAR is a right to receive a payment, in cash or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock over a specified grant price.  A SAR may be granted to the holder of a stock option with respect to all or a portion of the shares of Common Stock subject to such stock option (a “tandem” SAR) or may be granted separately.  The holder of a tandem SAR may elect to exercise either the stock option or the SAR, but not both.  All SARs granted under the Plan must have an exercise price per share that is not less than the fair market value of the Common Stock on the date of grant and a term of no more than ten years. The grant price, term, number of shares, terms and conditions of exercise, and other terms of a SAR grant will be fixed by the Committee as of the grant date.

          Annual Cash Incentive Awards. The Plan also provides for the granting of annual cash incentive awards to employees contingent on attainment of performance or other objectives established by the Committee at the beginning of each fiscal year. Generally, the terms, conditions and limitations applicable to any cash incentive award will be decided in the discretion of the Committee.  At the discretion of the Committee, amounts payable in respect of cash incentive awards granted under the Plan may be deferred.

          Performance Measures.  At the discretion of the Committee, any of the above-described awards to employees may be contingent on attainment of performance goals which are based on one or more of the following pre-established criteria: (a) income measures; (b) return measures; (c) cash flow, cash flow return on investments, which equals net cash flows divided by owners equity; (d) gross revenues from operations; (e) total revenue; (f) cash value added; (g) economic value added; (h) share price; (i) sales growth; (j) market share; (k) the achievement of certain quantitatively and objectively determinable non-financial performance measures; and (l) any combination of, or a specified increase in, any of the foregoing (the “Performance Measures”).

          Where applicable, Performance Measures will be expressed in terms of attaining a specified level of the particular criteria or attaining a specified increase (or decrease) in the particular criteria and may be applied to the performance of the employee or the Company as a whole, at a subsidiary level or at an operating unit level, or a combination thereof, all as determined by the Committee. Generally, the terms, conditions and limitations applicable to any award that is subject to the attainment of the Performance Measures will be decided by the Committee.  Performance Measures may include varying levels of performance at which different percentages of the award will be made (or specified vesting will occur).  The achievement of Performance Measures will be subject to certification by the Committee.  The Committee has the authority to make equitable adjustments to the Performance Measures.  In no event will the performance period for any performance-based equity award be less than one year.

          At the discretion of the Committee, certain awards granted under the Plan that are subject to the attainment of one or more of the Performance Measures will be intended to qualify as performance-based compensation under Section 162(m) of the Code.  Section 162(m) generally disallows deductions for compensation in excess of $1,000,000 for some executive officers unless the compensation qualifies as performance-based compensation.  The Plan contains provisions consistent with the Section 162(m) requirements for performance-based compensation.  However, the Committee may award non-deductible compensation when such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives

          Employee Award Limitations. Under the Plan, no employee may be granted during any fiscal year:

          •  Stock Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock;

          •  Restricted Stock and Stock Unit covering or relating to more than 1,000,000 shares of Common Stock; or

          •  Cash Incentive Awards having a value, as determined on the date of grant, in excess of $4,000,000.

          Transferability. Awards made under the Plan may not be assigned or otherwise encumbered, except as provided by the participant’s last will and testament and by the applicable laws of descent and distribution.

          Change in Control. The Plan provides that upon the occurrence of a Change in Control (as defined in the Plan), all restricted stock and stock unit awards will be immediately vested and free of all restrictions, and all outstanding unexercised stock options will become immediately exercisable and remain fully exercisable for a period of three years from the date of the Change in Control.

          Amendment, Modification, and Termination. The Committee may amend, modify, or terminate the Plan, at any time, except that shareowner approval is required for any amendment that would (i) increase the number of shares of Common Stock available for issuance under the Plan or increase the limits applicable to Awards under the Plan; (ii) lower the exercise price of a stock option or SAR grant value below 100% of the fair market value of the Common Stock on the date of grant; (iii) remove the prohibition on repricing set forth in the Plan; or (iv) require stockowner approval as a matter of law or under rules of the New York Stock Exchange.

Federal Income Tax Consequences

          The following is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws.  This summary is general in nature and does not address issues related to the tax circumstances of any particular participant.  This discussion is not to be construed as tax advice.

          Restricted Stock and Stock Units Awards. Generally, the grant of restricted stock has no federal income tax consequences at the time of grant.  Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), the grantee will recognize ordinary income to the extent of the excess of the fair market value of the stock on the date the risk of forfeiture ceases over the participant’s cost for such stock (if any).  A grantee may, however, elect to be taxed at the time of the grant.  The Company generally will be entitled to a tax deduction at the time and in the amount that the grantee recognizes ordinary income.

          In general, no taxable income is realized by a participant in the Plan upon the award of stock units.  Such participant generally would include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to her free of any substantial risk of forfeiture.  The Company generally will be entitled to a tax deduction at the time and in the amount that the grantee recognizes ordinary income.

          Stock Options and SARs. Some of the stock options issuable under the Plan may constitute incentive stock options within the meaning of Section 422 of the Code, while other options granted under the Plan may be non-qualified stock options.  Generally, in the case of an incentive stock option, the optionee will not recognize any income for U.S. federal income tax purposes upon the grant of the incentive stock option.  However, upon the exercise of an incentive stock option, the difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax.  An optionee will generally realize taxable income upon the sale of shares acquired by exercise of an incentive stock option.  If certain holding period requirements have been satisfied with respect to outstanding shares so acquired, taxable income will constitute long-term capital gain and the Company will not be entitled to a tax deduction.

          In the case of the exercise of a non-qualified stock option, the optionee will generally not be taxed upon the grant of an option. Rather, at the time of exercise of the non-qualified stock option, the optionee will generally recognize ordinary taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price.  The Company is generally entitled to a deduction at the time and in an amount equal to the income recognized by the optionee.

          A grant of SARs has no federal income tax consequences at the time of grant.  Upon exercise of SARs the amount of any cash received by the holder under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a corresponding deduction for federal income tax purposes.

          Cash Incentive Awards. The recipient of a cash incentive award normally will recognize ordinary income at the time the payment is received, and the Company will be entitled to a corresponding deduction for federal income tax purposes.

          General. In addition to ordinary income tax, amounts that are treated as wages will be subject to payroll tax and withholding by the Company.

Other Information

          For a discussion of the Company’s executive compensation policy, refer to the Committee on Compensation Executive Compensation Report on page 18 of this Proxy Statement.

BOARD MEETINGS AND COMMITTEES

          The Board of Directors has documented its governance practices in the Board Corporate Governance Guidelines, a copy of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.  The Board has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Nominating and Governance Committee.

          In fiscal year 2004 the full Board met 6 times.  In addition, the Board’s outside (non-management) directors met 3 times in regularly scheduled executive sessions to evaluate the performance of the Board, the performance of the Chief Executive Officer, and to discuss corporate strategies.  The Chairs of our Audit, Compensation, Nominating and Governance and Finance committees of the Board each preside as the chair at meetings or executive sessions of outside directors at which the principal items to be considered are within the scope of the authority of his or her committee.  You may communicate with the chair of any of these committees by sending an e-mail to presiding.director@nav-international.com or by writing to the Presiding Director c/o the Corporate Secretary, at the address set forth on the front page of this Proxy Statement.  In addition, you can contact any of our directors or our Board as a group by writing to them c/o the Corporate Secretary at the same address.  All communications will be received and processes by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary’s Office upon receipt of your communication.

          All of the directors attended at least 75% of all the meetings of the Board and the committees on which he or she serves.  The Company encourages all Board members to attend all meetings, including the Annual Meeting of Shareowners.  Last year all directors attended the Annual Meeting.

          Below is a description of each committee of the Board.  Committee membership is noted for each director next to the director’s name in the biographical section above.

          Audit Committee — The Audit Committee is composed of 6 directors, none of whom are employees of the Company.  The Committee oversees the Company’s financial reporting process on behalf of the Board.  During fiscal 2004, the Committee reviewed the fiscal 2004 audit plans of the Company’s independent public accountants and internal audit staff, reviewed the audit of the Company’s accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors’ reports.  The Committee recommended the selection of the Company’s independent public accountants.  The Committee also reviewed environmental surveys and compliance activities for the Company’s facilities and the expense accounts of principal executives and reviews and decides on conflicts of interest that may affect directors.  The Committee is governed by a written charter, a copy of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.  In fiscal year 2004, the Committee held 12 meetings, including 6 telephone meetings.

          Compensation Committee — The Compensation Committee (formerly, the Committee on Compensation and Governance) is composed of 6 directors, none of whom are employees of the Company.  All of the members of the Committee meet the independence requirements of the NYSE listing standards and the Board’s Corporate Governance Guidelines.  The Committee recommends to the Board the election, responsibilities and compensation of all executive officers.  Upon management’s recommendation, the Committee also reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans.  Until February 1, 2005, the Compensation Committee was also responsible for the organization of the Board and performed the functions of a nominating committee, reviewing and making recommendations to the Board concerning nominees for election as directors.  The Committee is governed by a written charter, a copy of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.  The Committee held 7 meetings in fiscal year 2004, including 1 telephone meeting.

          Executive Committee — The Executive Committee is composed of 4 directors, three of whom are not employees of the Company.  The Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board.  The Committee held no meetings in fiscal year 2004.

          Finance Committee — The Finance Committee is composed of 6 directors, none of whom are employees of the Company.  The Committee reviews the Company’s financing requirements; custody and management of assets which fund the pension and retirement savings plans of the Company’s subsidiaries; procedures by which projections and estimates of cash flow are developed; dividend policy; and operating and capital expenditure budgets.  The Committee is governed by a written charter, a copy of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.  In fiscal year 2004, the Committee held 7 meetings, including 1 telephone meeting.

          Nominating and Governance Committee — The Nominating and Governance Committee is a new standing committee of the Board effective as February 1, 2005.  The Committee was created to perform the governance and nominating functions formerly performed by the Committee on Compensation and Governance.  Accordingly, on February 1, 2005, the Committee on Compensation and Governance was renamed the “Compensation Committee” and the Nominating and Governance Committee assumed responsibility for the organization of the Board, reviewing and making recommendations to the Board concerning nominees for election as directors and reviewing and recommending corporate governance practices and policies of the Company.  The Committee is composed of 3 directors, none of whom are employees of the Company.  All of the members of the Committee meet the independence requirements of the NYSE listing standards and the Board’s Corporate Governance Guidelines.  The Committee held no meetings in fiscal year 2004.  The Committee is governed by a written charter, a copy of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.

BOARD INDEPENDENCE

          For a number of years, a substantial majority of the Company’s Board has been comprised of independent directors.  A copy of the Company’s existing guidelines for determining director independence, as included in the Board’s Corporate Governance Guidelines, are attached as Appendix B, and are consistent with the NYSE’s corporate governance listing standards.  Currently, the only non-independent members of the Board are Messrs. Ustian and Lannert.  The Board has affirmatively determined that Messrs. Belton, Clariond, Correnti, Hammes, Keyes, Morcott, McAllister, Patient and Ms. Griffin, being all of the other members of the Board, meet the standards for independence set by the Board and are independent from management.

NOMINATING DIRECTORS

          If you want to recommend a director candidate, you may do so in accordance with the Company’s By-Laws that require advance notice to the Company and certain other information.  In general, under the By-Laws written notice must be received by the Secretary of the Company not less than 120 days nor more than 180 days prior to the meeting.  The notice must contain (i) as to each nominee, all information required to be disclosed in solicitation of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (ii) the name and address of the shareowner giving the notice, (iii) a representation that the shareowner is a holder of the Company’s Common Stock and intends to appear at the meeting to make the nomination, (iv) a description of all arrangements or understandings among the shareowner and the nominee; and (v) the written consent of each nominee to serve as a director if so elected.  If you are interested in recommending a director candidate, you should request a copy of the By-Laws provisions by writing the Company’s Secretary at the address set forth on the front page of this Proxy Statement.

          The Nominating and Governance Committee identifies nominees for directors from various sources and in the past has used third party consultants to assist in identifying and evaluating potential nominees.  The Committee will consider persons recommended by the shareowners in the same manner as a Committee-recommended nominee.  The Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	have the highest personal and professional ethics and integrity and whose values are compatible with the Company’s values;

•	have had experiences and achievements that have given them the ability to exercise good business judgment;

•	can make significant contributions to the Company’s success;

•	are willing to devote the necessary time to the work of the Board and its committees which includes being available for the entire time of meetings;

•	can assist and evaluate the Company’s management;

•	are involved only in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareowners;

•

understand and meet their responsibilities to the Company’s shareowners including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	have the potential to serve on the Board for at least five years.

          The Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors, and that generally, directors should not be persons whose primary activity is investment banking, law, accounting, or consulting.  In addition, the selection of directors should consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, sex, race, education, and other attributes which contribute to the Board’s diversity.

DIRECTORS’ COMPENSATION

          Directors who are employees of the Company receive no fees for their service as directors.  Directors who are not employees of the Company receive separate compensation for Board service.  That compensation includes:

Annual Retainer:	$60,000

Attendance Fees:

$1,500 for each Board or Committee meeting they attend (including any telephone meetings), and $1,500 per day for any special services performed at the request of a Committee Chair and/or Chairman of the Board.  We also reimburse directors for expenses related to attendance.

Committee Chairman Additional Annual Retainer:	$9,000 for the Chairman of Compensation, Nominating and Governance and Finance Committees, and $12,000 for the Chairman of the Audit Committee.

Committee Member Additional Annual Retainer:	$3,000 for members of the Audit Committee.

Stock Options:	4,000 shares annually. (The exercise price of these options is equal to the fair market value of Company Common Stock on the date of grant. The options expire 10 years after the grant date.)

Other Benefits:

The Company also pays the premiums on directors’ and officers’ liability insurance policies covering the Directors and reimburses directors for expenses related to attending director continuing education seminars.

          To encourage directors to own our shares, at least one-fourth of each director’s annual retainer is paid in the form of restricted stock each year.  The stock is priced as of the date the first quarterly disbursement of the annual retainer is due.  The restricted stock portion of the Annual Retainer has been provided pursuant to the Non-Employee Directors Restricted Stock Plan.

          Under the Company’s Non-Employee Directors Deferred Fee Plan, directors may defer payment of fees in cash or in restricted stock.  The amount deferred in cash is paid to the director, with interest at the prime rate, at the date specified by the director at the time of his or her election to defer.  The amount deferred in restricted stock is credited in stock units into the director’s account at the then current market price.  Such units are distributed to the director in the form of common stock of the Company at the date specified by the director at the time of his or her election to defer.  At the request of the UAW (the organization which elected Mr. McAllister to the Board), all of the cash portion of Mr. McAllister’s annual retainer and attendance fees (together with a cash amount equal to the value of the restricted stock which otherwise would be payable to Mr. McAllister) is contributed to a trust created in 1993 pursuant to a restructuring of the Company’s retiree health care benefits.  Also at the request of the UAW, Mr. McAllister does not receive stock options.

NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

          This table shows how much Common Stock the executive officers and directors beneficially own as of January 31, 2005.  In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days.  Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

	Number of Shares

Name/Group	Owned (1)(2)	Obtainable Through Stock Option Exercise	Total	Percent of Class

John J. Allen	19,184	25,759	44,943	*
Y. Marc Belton	2,510	15,000	17,510	*
Eugenio Clariond	639	8,000	8,639	*
John D. Correnti	9,120	23,000	32,120	*
Dr. Abbie Griffin	2,590	10,500	13,090	*
Michael N. Hammes	2,970	19,000	21,970	*
John R. Horne	0	897,818	897,818	1.3
Deepak T. Kapur	54,209	19,978	74,187	*
James H. Keyes	5,384	8,000	13,384	*
Robert C. Lannert	225,225	348,385	573,610	*
David McAllister	0	0	0	*
Southwood J. Morcott	4,390	10,500	14,890	*
William F. Patient	13,644	8,500	22,144	*
Pamela J. Turbeville	22,915	177,570	200,485	*
Daniel C. Ustian	67,930	325,215	393,145	*
All Directors and Executive Officers as a Group (22 persons)	527,305	2,159,506	2,686,811	4.0

* Percentage of shares beneficially owned does not exceed one percent.

(1)	Includes shares over which there is shared voting and investment power as follows: Directors and Executive Officers as a Group — 6,762 shares.

(2)

The number of shares shown for each executive officer (and all executive officers as a group) includes the number of shares of Company Common Stock owned indirectly, as of January 31, 2005, by such executive officers in the Company’s 401(k) Retirement Savings Plan and Retirement Accumulation Plan, as reported to us by the Plan trustee.

Under our Stock Ownership Program executives may defer their cash bonus into deferred share units (“DSUs”).  If an executive officer has elected to defer cash bonus, the number of shares shown for such executive officer includes these DSUs.  These DSUs vest immediately.  The number of shares shown for each executive officer (and all executive officers as a group) also includes premium share units (“PSUs”) that were awarded pursuant to the Stock Ownership Program.  PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer the portion of their retainer fee payable in restricted stock.  If a director has elected to defer this portion of the retainer fee into phantom stock units, these phantom stock units are shown in this column.

Under our 2004 Performance Incentive Plan and prior plans executives may defer the receipt of shares of Company Common Stock due in connection with a restoration stock option exercise.  If an executive has elected to defer receipt of these shares into phantom stock units, these phantom stock units are also shown in this column.

PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK

          This table indicates, as of January 31, 2005, all persons we know to be beneficial owners of more than 5% of the Company’s Common Stock.  This information is based on a review of Schedule 13D and Schedule 13G reports filed with the U.S. Securities and Exchange Commission by each of the firms listed in the table below.

Name and Address	Total Amount and Nature of Beneficial Ownership		Percent of Class

Capital Group International, Inc.
11100 Santa Monica Blvd.
Los Angeles, California 90025	8,868,520	(A)	12.7%

Prudential Financial, Inc.
751 Broad Street
Newark, New Jersey 07102	8,517,571	(B)	12.4%

Jennison Associates LLC
466 Lexington Avenue
New York, New York 10017	8,414,994	(C)	12.2%

International Truck and Engine Corporation
Non-contributory Retirement Plan Trust
International Truck and Engine Corporation
Retirement Plan for Salaried Employees Trust
International Truck and Engine Corporation
Retiree Health Benefit Trust
c/o International Truck and Engine Corporation
4201 Winfield Road
Warrenville, Illinois 60555	7,755,030	(D)	11.4%

PEA Capital LLC
888 San Clemente Drive
Newport Beach, California 92660	5,446,100	(E)	7.9%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109	5,280,808	(F)	7.6%

Citigroup Inc.
399 Park Avenue
New York, New York 10043	4,545,268	(G)	6.5%

Citigroup Global Markets Holding Inc.
388 Greenwich Street
New York, New York 10013	4,478,013	(G)	6.4%

Gabelli Asset Management, Inc.
One Corporate Center
Rye, New York 10580	3,592,842	(H)	5.15%

(A)

As reported in Schedule 13G, as amended by amendment No. 3, filed June 14, 2004 with the U.S. Securities and Exchange Commission by Capital Group International, Inc. and Capital Guardian Trust Company, a wholly owned subsidiary of Capital Group International, Inc.  It is reported in the Schedule 13G that 8,868,520 shares are beneficially owned by Capital Group International, Inc., over which it has sole dispositive power and sole voting power with respect to 7,122,490 shares and no shared dispositive or voting power.  Capital Guardian Trust Company beneficially own 4,825,210 shares, over which it has sole dispositive power, sole voting power with respect to 3,666,780 shares and no shared dispositive power or voting power.

(B)

As reported in Schedule 13G, as amended by amendment No. 2, filed April 9, 2004 with the U.S. Securities and Exchange Commission by Prudential Financial, Inc.  It is reported in the Schedule 13G that 8,517,571 shares are beneficially owned by Prudential Financial, Inc., over which it has sole voting power with respect to 75,198 shares, shared voting power with respect to 8,395,752, sole dispositive power with respect to 75,198 shares and shared dispositive power with respect to 8,442,373 shares.

(C)

As reported in Schedule 13G, as amended by amendment No. 3, filed March 15, 2004 with the U.S. Securities and Exchange Commission by Jennison Associates LLC.  It is reported in the Schedule 13G that 8,414,994 shares are beneficially owned by Jennison Associates LLC, over which it has shared dispositive power, sole voting power with respect to 8,401,294 shares and no shared voting power or sole dispositive power.  See paragraph C below.

(D)

As reported in a Schedule 13G filed November 18, 2002 with the U.S. Securities and Exchange Commission by Navistar International Corporation (“Navistar”), International Truck and Engine Corporation (“International”), International Truck and Engine Corporation Non-Contributory Retirement Plan Trust (the “Hourly Trust”), International Truck and Engine Corporation Retirement Plan for Salaried Employees Trust (the “Salaried Trust”), and International Truck and Engine Corporation Retiree Health Benefit Trust (the “Health Benefit Trust”).  It is reported in the Schedule 13G that on November 8, 2002 Navistar sold an aggregate amount of 7,755,030 shares of its Common Stock, in three separate transactions as follows: 4,653,018 shares to the Hourly Trust, 1,551,006 shares to the Salaried Trust and 1,551,006 shares to the Health Benefit Trust.  Each trust is a funding trust for an employee benefit plan sponsored by International.  The trust agreements of the Hourly Trust and the Salaried Trust provide that the trustee is a directed trustee with respect to Navistar stock held by the trusts and that the Pension Fund Investment Committee of International (the “PFIC”), or an investment manager designated by the PFIC, is to direct the trustee with respect to the voting or disposition of Navistar stock.  The trust agreement for the Health Benefit Trust provides that International, or an investment manager appointed by International, is to direct the trustee with respect to voting and disposition of Navistar stock. International has delegated authority for such matters related to the Health Benefit Trust to the PFIC, all of whom are executive officers of Navistar.  Jennison Associates LLC has subsequently been appointed the investment manager for each trust with respect to the Navistar stock, and Jennison has been given discretionary authority regarding voting and disposition of the Navistar stock.  Since the PFIC and Navistar have the power to revoke or change the appointment of Jennison (and therefore reacquire the voting and dispositive control over the Navistar stock), the committee, International or Navistar could be considered “beneficial owners” of the Navistar stock.

(E)

As reported in Schedule 13G, as amended by amendment No.1, filed February 13, 2004 with the U.S. Securities and Exchange Commission by PEA Capital LLC, formerly PIMCO Equity Advisors LLC.  It is reported in the Schedule 13G that 5,446,100 shares are beneficially owned by PEA Capital LLC, over which it has sole dispositive power and sole voting power and no shared dispositive power or voting power.

(F)

As reported in a Schedule 13G, as amended by amendment No. 7, filed February 17, 2004 with the U.S. Securities and Exchange Commission by FMR Corp. (“FMR”), Edward C. Johnson, 3d, Chairman of FMR, Abigail P. Johnson, a Director of FMR, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”).  It is reported in the Schedule 13G that (1) Fidelity is the beneficial owner of 4,619,907 shares or 6.673% of the Common Stock outstanding of Navistar International Corporation (the “Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, (2) Edward C. Johnson 3d, FMR, through its control of Fidelity, and certain funds each has sole power to dispose of 4,619,907 shares owned by such funds and neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with such funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such funds’ Boards of Trustees, (3) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 365,251 shares or 0.528% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s), (4) Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 365,251 shares and sole power to vote or to direct the voting of 365,251 shares of the Common Stock owned by the institutional account(s) as reported above, (5) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals.  As such, FMR Corp.’s beneficial ownership includes 50 shares or 0.000% of the Company’s Common Stock outstanding, beneficially owned through Strategic Advisers, Inc., (6) Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns

24.5% of the aggregate outstanding voting stock of FMR.  Mr. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR.  The Johnson family group and all other Class B shareowners have entered into a shareowners’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares.  Accordingly, through their ownership of voting common stock and the execution of the shareowners’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors.  Fidelity International Limited is the beneficial owner of 295,600 shares or 0.427% of the Common Stock outstanding of the Company.  FIL has sole power to vote and the sole power to dispose of the 295,600 shares.

(G)

As reported in Schedule 13G filed February 17, 2004 with the U.S. Securities and Exchange Commission by Citigroup Global Markets Holdings Inc. and Citigroup Inc.  It is reported in the Schedule 13G that (1) 4,478,013 shares are beneficially owned by Citigroup Global Markets Holdings Inc., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power and (2) 4,545,268 shares are beneficially owned by Citigroup Inc., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power.

(H)

As reported in Schedule 13D, as amended by amendment No. 9, filed November 9, 2004 with the U.S. Securities and Exchange Commission by Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc., and Mario J. Gabelli.  It is reported in the Schedule 13D that these shares represent; (1) 1,381,972 shares beneficially owned by Gabelli Funds, LLC, over which it has sole dispositive power and sole voting and no shared dispositive power or voting power and (2) 2,210,870 shares beneficially owned by GAMCO Investors, Inc., over which it has sole dispositive power, sole voting power with respect to 2,037,570 shares and no shared dispositive power or voting power.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors is composed of 6 directors who are neither officers nor employees of the Company, and who meet the independence requirements for audit committee members of the New York Stock Exchange listing standards.  The Committee is governed by a written charter as approved by the Board of Directors, a current version of which is available on the Investor Relations section of the Company’s website at www.nav-international.com.  In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company.  During fiscal year 2004, the Committee met 12 times, including 6 telephone meetings.

          The Board of Directors elected James H. Keyes as the Chair of the Committee in 2003.  The Board has determined that Mr. Keyes is both independent and an audit committee financial expert, as defined by SEC regulations.

          In discharging its oversight responsibility as to the audit process, the Committee obtained from the Company’s independent registered public accounting firm, Deloitte & Touche LLP, a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on their independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to Deloitte & Touche LLP’s independence.  The Committee also discussed with management, the internal auditors and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls.

          The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements.

          Management has the responsibility for the financial reporting process, including the system of internal controls, and for the preparation of the Company’s financial statements, and the Company’s independent registered public accounting firm has the responsibility for the examination of those statements.  The Committee discussed and reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended October 31, 2004 with management and Deloitte & Touche LLP.

          Based on the above-mentioned review and discussions with management and Deloitte & Touche LLP, and subject to the limitations on the roles and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2004 for filing with the SEC.

Audit Committee

James H. Keyes, Chairman
Y. Marc Belton
John D. Correnti
Abbie J. Griffin
David McAllister
William F. Patient

Independent Auditor Fees

          The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (“Deloitte”), for the audit of the Company’s annual financial statements for the years ended October 31, 2004 and 2003, and fees billed for other services rendered by Deloitte during those periods.

	2004	2003

Audit Fees(1)	$3,342,400	$2,138,500
Audit-Related Fees(2)	219,000	620,100
Tax Fees(3)	1,028,450	1,231,400
All Other Fees(4)	227,000	462,000

Total Fees	$4,816,850	$4,452,000

(1)

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.  For fiscal 2004, this includes fees for restatement audits of the Company and its finance subsidiary, Navistar Financial Corporation.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements.  For fiscal 2003 and 2004, this consists primarily of employee benefit plan audits and services related to internal controls.

(3)

Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning.  For fiscal 2003 and 2004, this includes review and/or preparation of certain US and foreign tax returns, refund claims, and tax services related to participants in the Company’s expatriate program.

(4)

All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.  For fiscal 2003 and 2004, this consists primarily of consultative and actuarial services related to certain of the Company’s employee benefit plans.

          During fiscal 2004, the Audit Committee approved all audit and non-audit services provided to the Company by our independent auditor prior to management engaging the auditor for that purpose.  The Committee’s current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by our independent auditors for the fiscal year.  In accordance with the Committee’s current policy, additional fees related to audit services proposed to be provided within the scope of the approved engagement may be approved by management, so long as the fees for such additional services are consistent with historical experience, and are reported to the Audit Committee at the next regularly scheduled Committee meeting.  Other proposed audit related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the Chairman of the Audit Committee if the related additional fees constitute five percent or less of the approved budget, otherwise the Audit Committee must pre-approve all additional audit related and non-audit services to be performed by the independent auditor.  In making its recommendation to appoint Deloitte as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Committee on Compensation Executive Compensation Report

Introduction

          The Board’s Committee on Compensation (the “Committee”) establishes, administers, and monitors all compensation and benefit programs under which executive benefits are provided and compensation is paid or awarded to the Company’s executive officers or any others who serve the Company in a comparable capacity.  Specifically the Committee reviews the performance of executive officers and makes compensation decisions with respect to the Company’s executive officers, given the overall successes of the individual executives, their specific groups and the organization as a whole.

Compensation Philosophy and Objectives

          The executive compensation program is designed to closely align executive compensation with corporate and individual performance and the total return to shareowners.  The Company has developed an overall compensation philosophy that is built on a foundation of guiding principles:

• Competitive Positioning: Total remuneration is designed to attract and retain the executive talent required to achieve the Company’s goals through a market competitive total remuneration package.

          • Performance Orientation: Executive compensation has an individual performance-based component with a direct link to Company financial performance and is also designed to promote alignment of interests between executives and shareowners.

• Equity: Compensation programs are fair and equitable and create no advantage for any one individual or group on the basis of age, service, or other non-performance related criteria.

          • Ownership and Responsibility: Programs recognize individual contributions as well as link executive and shareowner interests through compensation programs that reward financial success leading to increased shareowner value.

Market Compensation Review

          In fiscal 2004 the Committee conducted a comprehensive review of the executive compensation program to ensure that pay opportunities are competitive with the current market, and that there is an appropriate link between company and individual performance, the Company’s stated compensation philosophy, and actual executive compensation.  This process included consultation with an independent compensation and benefits consulting firm throughout the year on such issues as base salaries, incentive awards, and overall compensation and benefits philosophy.  The Committee reviews executive compensation against peer groups of companies with which the Company competes for talent.  Competitive executive compensation data was gathered from a custom peer group of 26 companies reflecting a cross section of aerospace, automobile, manufacturing and other transportation and equipment companies.

          The Committee believes that the market in which the Company competes for talent is growing in breadth and scope.  Therefore, we feel it is relevant to include in our compensation review not only some of those companies that make up the Standard and Poor’s Construction and Farm Index (classified as the Heavy Duty Truck & Parts Index through 2001), which appears in the Performance Graph in this Proxy Statement, but also those organizations that we view as a relevant source for executive talent.

          The Company has established and communicated to executives a policy of targeting base salaries at the 50th percentile of the competitive market.  Our incentive compensation is targeted to reward executives with total compensation at the 50th percentile of the market for target corporate performance and at the 75th percentile for distinguished corporate performance.  Base salaries are set with this philosophy as the guide.

Policy on Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that a public company generally may not deduct the amount of annual compensation paid to certain executive officers that is more than $1 million.  The provision does not apply to certain performance-based compensation that meets the requirements contained in IRS regulations.  Performance based compensation can include income from stock options, restricted stock, and certain formula driven compensation that meets the IRS requirements. The Committee has considered the effect of this Internal Revenue Code limitation and has concluded that the limitation will not have any significant effect on the Company’s income tax liability.

Elements of Executive Compensation

          The elements of the Company’s executive compensation program include base salary, an annual incentive program, and long-term incentives.  Although decisions relative to each of these compensation elements has to be undertaken separately, the Committee considers the total compensation and benefits package when making any compensation decision.  Also, in considering the individual performance of the executives named in this Proxy Statement, the Committee takes into consideration the opinions and recommendations of Mr. Ustian, the Chairman, President and Chief Executive Officer, for positions other than his own.

Base Salary

          Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent.  Salary adjustments are determined by evaluating the performance of each executive as well as by monitoring competitive market trends.

          Based on the competitive survey conducted by the outside consultants and a subjective review of individual performance, the Committee increased base pay of the executives named in the Summary Compensation Table (excluding Mr. Horne who retired in 2004) by an average of 14% in fiscal 2004, which includes performance and promotional increases.  Excluding promotional increases, the performance increases averaged 3%.  These increases in base pay resulted in the group of executive officers being paid, on average, at the median of the competitive market.

Annual Incentive

          A substantial portion of the Company’s executive compensation package is contingent upon the Company’s attaining financial and non-financial performance goals established by the Committee prior to the beginning of each fiscal year.  Approximately 565 participants are eligible for annual incentive payments.  The target annual incentive varies by organization level, from 25% of base salary for middle managers to 110% of base salary for the Chairman, President and Chief Executive Officer.  In 1997, the Committee established a performance goal based on the Company’s return on equity.

Long-Term Incentives

          Again in fiscal 2004, the Company delivered long-term incentive compensation entirely in annual stock option grants to all executives.  Option grants are made to executives at the fair market value price on the date of grant and expire on the 10th anniversary of the grant.  In fiscal 2004, one-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant.

          When determining the size of the option grants made to executives, the Committee again considered the results of a competitive compensation survey conducted by an outside consulting firm.  To manage the allocation of stock options to be granted, the Company adopted a fixed share grant approach, which changes only with relatively large fluctuations in the market price of the Company’s shares.

Executive Stock Ownership Program

          The Company feels strongly that it is important to encourage senior executives to hold significant amounts of Company stock, thereby tying their long-term economic interest directly to that of the shareowners.  To achieve this goal, the Company has established stock ownership guidelines.  The Company’s stock ownership targets apply to approximately 42 executives, the majority of whom hold the title of staff vice president and above.  Executives are expected to attain the ownership level of their current position within five years of attaining that position. These executives have ownership requirements that range from 75% to 300% as a percent of base salary and are fixed at the number of shares that are required on the date of their promotion or hire.  Currently, the average number of shares owned by these executives exceeds the required number of shares.  To better align this program with market practice, the Company amended the non-compliance provisions and the time-frames in which an individual has to fulfill her or her first ownership requirement under the program.

Chief Executive Officer Compensation

          Mr. Horne stepped down as Chief Executive Officer on February 18, 2003 and as Chairman at the February 17, 2004 Annual Meeting.  In fiscal 2004, Mr. Horne was granted an option to purchase 179,600 shares of Common Stock as part of the annual grant to Company executives.

          Mr. Ustian became Chief Executive Officer on February 18, 2003 and Chairman at the February 17, 2004 Annual Meeting.  In fiscal 2004, Mr. Ustian earned a base salary of $933,333, which includes an adjustment in January 2004 to recognize his promotion to Chairman.  Mr. Ustian’s fiscal 2004 base salary is below the 50th percentile of base salaries for comparable positions.  Mr. Ustian was granted option to purchase 136,800 shares of Common Stock as part of the annual grant to Company executives in fiscal 2004.  These awards are both competitive and commensurate with market practice given recent Company and individual performance.

          Annual incentive payments were not awarded in 2004 for fiscal 2003 as the Company did not earn a profit.  The annual cash incentive payments earned in fiscal 2004 and paid in 2005 are awarded based on the achievement of a challenging return on equity goal for the Company established by the Committee, as well as the achievement of various non-financial goals of each business unit.  These non-financial goals include, but are not limited to, cost, quality and growth initiatives.

          It is the Committee’s view that the Company’s executive compensation programs and awards provide a significant link between individual and corporate performance and compensation paid.  We also believe that the programs are appropriate in the current competitive market and in the shareowners’ interests.

Committee on Compensation

Southwood J. Morcott, Chairperson
Eugenio Clariond
John D. Correnti
Michael N. Hammes
James H. Keyes
William F. Patient

Performance Graph

          This graph shows the yearly percentage change in the Company’s cumulative total shareowner return on Company Common Stock during the last five fiscal years ended October 31, 2004.  The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Construction & Farm Index.

          The comparison assumes $100 was invested on October 31, 1999 in Company Common Stock and in each of the indices shown and assumes reinvestment of dividends.

Comparison of Five Year Cumulative Total Return
Navistar Common Stock, S&P 500 Index and S&P Construction & Farm Index
Fiscal Year Ending October 31*

* Source: Bloomberg L.P.

Executive Compensation Tables

          This table provides compensation information for the fiscal years 2004, 2003 and 2002 for the Company’s former Chairman, current Chairman, President and Chief Executive Officer and the four next most highly compensated executive officers.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)(1)(2)	Securities Underlying Options/ SARs (#)		All Other Compensation ($)(3)

John R. Horne(4)	2004	541,154	840,840		0	179,600		1,267,592	(5)
Former Chairman	2003	1,250,000	0		0	435,215	(6)	40,018
	2002	1,183,333	0		0	411,429	(7)	40,018

Daniel C. Ustian	2004	933,333	2,000,000		0	136,800		11,871
Chairman, President and	2003	741,667	0		47,629	167,000		6,057
Chief Executive Officer	2002	557,292	0		167,064	71,804		6,057

Robert C. Lannert	2004	594,917	828,555		0	103,802	(8)	21,795
Vice Chairman and	2003	566,333	0		0	138,934	(9)	14,897
Chief Financial Officer	2002	523,750	0		0	241,909	(10)	14,897

Deepak T. Kapur (11)	2004	500,000	870,000	(12)	0	47,700		18,779
President, Truck Group	2003	83,333	150,000		2,676,591	12,233		1,295

John J. Allen	2004	323,750	475,000		45,344	17,664	(13)	2,265
President, Engine Group	2003	222,083	0		34,076	17,800		1,393
	2002	185,000	0		0	7,200		1,502

Pamela J. Turbeville	2004	380,000	360,000		0	30,900		24,733
Senior Vice President and Chief	2003	366,667	0		0	51,500		24,500
Executive Officer, International	2002	356,667	0		0	41,200		20,978
Finance Group

(1)

The amounts shown include the dollar value of premium share units (“PSU”) representing shares of Common Stock awarded to Mr. Ustian, Mr. Kapur and Mr. Allen pursuant to the Company’s Executive Stock Ownership Program based on the attainment of certain stock ownership thresholds.  Mr. Ustian received 3,784 PSUs in 2002 and 1,101 PSUs in 2003, Mr. Kapur received 5,879 PSUs in 2003 and Mr. Allen received 941 PSUs in 2003 and 955 PSUs in 2004.  In addition, the amounts shown include the dollar value of 54,000 shares of restricted stock awarded to Mr. Kapur under the Company’s 1998 Supplemental Stock Plan as an inducement to employment.

(2)

The number and value of the aggregate PSUs on October 31, 2004 for each of the named persons is as follows: Mr. Ustian 11,910 PSUs with an aggregate value of $411,491; Mr. Lannert 16,250 PSUs with an aggregate value of $561,438; Mr. Kapur 5,879 PSUs with an aggregate value of $203,119; Ms. Turbeville 3,832 PSUs with an aggregate value of $132,396; and Mr. Allen 3,592 PSUs with an aggregate value of $124,104.  The PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.  Holders of PSUs receive dividends at the same time and at the same rate as other Common Stock owners.  Upon his retirement from the Company in February 2004, Mr. Horne held 24,581 PSUs, all of which were converted into Common Stock of the Company.

(3)

The amounts shown represent life insurance premiums paid by the Company for the persons named.  For Mr. Kapur and Ms. Turbeville, the amounts shown also include contributions by the Company to the Company’s Retirement Accumulation Plan in the following amounts: (i) $10,333 for Mr. Kapur for fiscal year 2004; and (ii) $19,500, $19,000 and $16,550 for Ms. Turbeville for fiscal years 2004, 2003 and 2002, respectively.  For Mr. Horne fiscal year 2004 life insurance premiums, please see footnote 5.

(4)	Mr. Horne retired as Chairman on February 17, 2004.

(5)

This amount represents life insurance premiums paid by the Company for Mr. Horne in fiscal year 2004 in the amount of $7,592 and $1,260,000 paid to Mr. Horne at the time of his retirement pursuant to his employment agreement originally entered into with the Company in 1986.  That agreement provided that upon termination of Mr. Horne’s employment with the Company and agreement not to compete with the Company, he would receive an amount equal to 100% of his annual base salary.

(6)

Includes 133,015 restoration options received by Mr. Horne in 2003 to purchase shares equal to the number of previously owned shares of the Company Stock surrendered in payment of the exercise price of options.

(7)

Includes 168,729 restoration options received by Mr. Horne in 2002 to purchase shares equal to the number of previously owned shares of the Company Stock surrendered in payment of the exercise price of options.

(8)

Includes 41,202 restoration options received by Mr. Lannert in 2004 to purchase a number of shares equal to the number of previously owned shares of Company Common Stock surrendered in payment of the exercise price of options.

(9)

Includes 30,034 restoration options received by Mr. Lannert in 2003 to purchase a number of shares equal to the number of previously owned shares of Company Common Stock surrendered in payment of the exercise price of options.

(10)

Includes 164,009 restoration options received by Mr. Lannert in 2002 to purchase a number of shares equal to the number of previously owned shares of Company Common Stock surrendered in payment of the exercise price of options.

(11)	Mr. Kapur was hired September 1, 2003. Accordingly, information regarding his compensation for fiscal 2002 is not included.

(12)	The amounts shown includes a sign-on bonus of $150,000 in connection with his recruitment to the Company.

(13)

Includes 7,264 restoration options received by Mr. Allen in 2004 to purchase a number of shares equal to the number of previously owned shares of Company Common Stock surrendered in payment of the exercise price of options.

          This table sets forth certain information regarding options granted during fiscal year 2004 under the Company’s 2004 Performance Incentive Plan, 1994 Performance Incentive Plan and 1998 Supplemental Stock Option Plan to the individuals named in the Summary Compensation Table.

Option/SAR Grants In Fiscal Year 2004

	Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(4)	Expiration Date	Grant Date Present Value ($)(5)

John R. Horne	2,895	(1)	.25	42.885	12-09-13	36,477
	47,105	(2)	4.00	42.885	12-09-13	593,523
	129,600	(2)	11.02	42.885	12-10-13	1,632,960

Daniel C. Ustian	2,895	(1)	.25	42.885	12-09-13	36,477
	47,105	(2)	4.00	42.885	12-10-13	593,523
	86,800	(2)	7.38	42.885	12-10-13	1,093,680

Robert C. Lannert	2,895	(1)	.25	42.885	12-09-13	36,477
	47,105	(2)	4.00	42.885	12-10-13	593,523
	12,600	(2)	1.07	42.885	12-10-13	158,760
	8,162	(3)	.69	44.575	12-13-10	102,841
	5,712	(3)	.49	44.575	12-13-10	71,971
	16,805	(3)	1.43	44.575	12-11-12	211,743
	10,523	(3)	.89	44.575	12-11-12	132,590

Deepak T. Kapur	6,993	(1)	.59	42.885	12-09-13	88,112
	40,707	(2)	3.46	42.885	12-10-13	512,908

John J. Allen	2,895	(1)	.25	42.885	12-09-13	36,477
	7,505	(2)	.64	42.885	12-10-13	94,563
	3,096	(3)	.26	45.610	12-12-11	39,010
	4,168	(3)	.35	45.610	12-12-12	52,517

Pamela J. Turbeville	2,895	(1)	.25	42.885	12-09-13	36,477
	28,005	(2)	2.38	42.885	12-10-13	352,863

(1)	Incentive Stock Options

(2)	Non-Qualified Options

(3)

Restoration options with the following terms: granted at fair market value; becoming exercisable six months from the grant date, or, if sooner, one month before the end of the remaining term of the options they replaced; and expiring coincident with the options they replaced.  Restoration options are issued when an executive uses shares of Company Common Stock to pay the option exercise price of a previously issued option.

(4)

All options, other than restoration options, become exercisable under the following schedule: one-third on the first anniversary of the grant, one-third on the second anniversary, and one-third on the third anniversary.  In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options.  Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the Common Stock on the date the restoration option is granted and become exercisable in full six months after they are granted or, if sooner, one month before the end of the remaining term of the options they replace.

(5)

The Black-Scholes model was used to calculate the grant date present value of the options granted.  The following assumptions were used to estimate the value of options: a 3.5 year expected life of the options; a dividend yield of 0%; expected volatility for Company Common Stock of 39.1%; and a risk-free rate of return of 2.5%.  The actual value, if any, the named executive officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

          This table sets forth certain information regarding exercises of options during fiscal 2004, and total options held at year end by the individuals named in the Summary Compensation Table.

Aggregated Option/SAR Exercises During Fiscal Year 2004
And Fiscal Year End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 2004 Fiscal Year End (#)	Value of Unexercised In-the Money Options/SARs at 2004 Fiscal Year End ($)

			Exercisable/ Unexercisable/	Exercisable/ Unexercisable

John R. Horne	177,609	2,328,779	670,817/461,966	0/1,644,970

Daniel C. Ustian	0	0	202,416/272,067	1,003,477/1,002,768

Robert C. Lannert	77,282	1,353,172	312,456/161,167	0/592,779

Deepak T. Kapur	0	0	4,078/55,855	0/0

John J. Allen	17,206	257,845	13,959/24,666	8/96,886

Pamela J. Turbeville	3,463	30,145	136,371/78,966	879,311/280,329

Termination and Other Compensatory Arrangements

          To assure stability and continuity of management, the Company has entered into executive termination agreements with each of its executive officers.  The agreements provide that if the officer’s employment is terminated by the Company for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment varying in amounts from 200% of his or her annual base salary plus annual target bonus (for the Chief Executive Officer) to 100% of his or her annual base salary plus annual target bonus (for the other executive officers), plus a pro rata portion of the officer’s annual target bonus.  However, if the officer’s employment is terminated by the Company within 3 years after a “change in control” or prior thereto in anticipation of a change in control, the officer will receive a lump sum payment equal to the greater of: (i) a pro rata portion of the officer’s annual target bonus and three times the officer’s current annual base salary plus annual target bonus; and (ii) 295% of the officer’s average annual compensation during the previous five years.  The agreements’ definition of a “change in control” includes the acquisition by any person or group of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities.  Each agreement expires June 30, 2005 and is then renewed automatically for successive one-year periods unless the Board, six months prior to the renewal date, elects not to renew it.

          On July 8, 2002, the Company entered into an Employment Agreement with each of Mr. Horne and Mr. Lannert providing for their leadership in the Company’s management transition process.  Under the Agreements, in consideration for Mr. Horne and Mr. Lannert agreeing to extend their planned retirement dates and to provide certain consulting services to the Company following retirement, their annual retirement benefit under the Company’s MRO Plan will be determined based on their highest consecutive five years of base salary plus certain amounts of their highest five years of short-term incentive compensation, in each case out of the ten years immediately preceding retirement.  The effect of the agreements would be to increase the estimated annual retirement benefit for Mr. Horne by approximately $135,000 per year and for Mr. Lannert by approximately $93,500 per year.  The agreements require Messrs. Horne and Lannert to refrain from competing with the Company for their lifetimes.  Mr. Horne’s also received a payment in the amount of $1,260,000 at the time of his retirement pursuant to his employment agreement originally entered into with the Company in 1986 which provided that upon termination of Mr. Horne’s employment with the Company and agreement not to compete with the Company, he would receive an amount equal to 100% of his annual base salary.

          In addition, in connection with Mr. Kapur’s recruitment on August 13, 2003, the Company agreed to award Mr. Kapur 54,000 shares of restricted stock and to pay him a sign-on bonus of $150,000 in September 2003, $150,000 in December 2003 and $200,000 in December 2004.

Retirement Plans

Pension Plan Tables

Estimated Annual Retirement Benefit Objective
Upon Normal Retirement at Age 65
(Assuming all service is earned prior to January 1, 1989)

Final Average Annual Earnings
	Years of Service

	15	20	25	30	35 and Over

$ 300,000	$108,000	$144,000	$180,000	$180,000	$180,000
400,000	144,000	192,000	240,000	240,000	240,000
500,000	180,000	240,000	300,000	300,000	300,000
600,000	216,000	288,000	360,000	360,000	360,000
700,000	252,000	336,000	420,000	420,000	420,000
800,000	288,000	384,000	480,000	480,000	480,000
900,000	324,000	432,000	540,000	540,000	540,000
1,000,000	360,000	480,000	600,000	600,000	600,000
1,500,000	540,000	720,000	900,000	900,000	900,000
2,000,000	720,000	960,000	1,200,000	1,200,000	1,200,000
2,500,000	900,000	1,200,000	1,500,000	1,500,000	1,500,000
3,000,000	1,080,000	1,440,000	1,800,000	1,800,000	1,800,000

Estimated Annual Retirement Benefit Objective
Upon Normal Retirement at Age 65
(Assuming all service is earned after December 31, 1988)

Final Average Annual Earnings
	Years of Service

	15	20	25	30	35 and Over

$ 300,000	$76,500	$102,000	$127,500	$153,000	$180,000
400,000	102,000	136,000	170,000	204,000	240,000
500,000	127,500	170,000	212,500	255,000	300,000
600,000	153,000	204,000	255,000	306,000	360,000
700,000	178,500	238,000	297,500	357,000	420,000
800,000	204,000	272,000	340,000	408,000	480,000
900,000	229,500	306,000	382,500	459,000	540,000
1,000,000	255,000	340,000	425,000	510,000	600,000
1,500,000	382,500	510,000	637,500	765,000	900,000
2,000,000	510,000	680,000	850,000	1,020,000	1,200,000
2,500,000	637,500	850,000	1,062,500	1,275,000	1,500,000
3,000,000	765,000	1,020,000	1,275,000	1,530,000	1,800,000

          The International Truck and Engine Corporation Retirement Plan for Salaried Employees (“RPSE”), which covers substantially all of the salaried employees of the Company first hired before January 1, 1996, provides annual retirement benefits based upon age, credited service and “final average annual earnings” computed on the basis of the individual’s highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the social security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date.  Maximum benefits that may be provided to an employee under the RPSE are subject to the annual pension dollar limitation ($170,000 in 2005, indexed for inflation) imposed for qualified plans under the Internal Revenue Code (“Code”).  In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit ($210,000 in 2005, indexed for inflation) is not taken into account.  Employees who are first hired on or after January 1, 1996 are not eligible to participate in the RPSE.

          Effective January 1, 2005, for employees first hired prior to January 1, 1996 and who are under age 45 as of January 1, 2005, the RPSE benefit calculation formula will change.  Service under the RPSE for benefit accrual purposes is limited to the amount of service accrued as of December 31, 2004.  Any future credited service will be recognized only for purposes of determining eligibility for early retirement and vesting.  Any future salary changes will continue to be recognized when computing the final average salary that is used to calculate the amount of pension benefits.  With regard to service on and after January 1, 2005, such employees will be provided an annual contribution to be allocated to their individual 401(k) plan accounts, based on an age-weighted percentage of the participant’s eligible compensation for the calendar year, identical to the allocation for the Retirement Accumulation Plan described below.

          With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Company also has a Managerial Retirement Objective (“MRO”) Plan.  The MRO Plan currently provides a retirement benefit objective based upon age, credited service and “final average annual earnings” computed on the basis of the individual’s highest consecutive five years of base salary plus certain amounts of short-term incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date.  If the annual retirement benefits of any eligible employee from all sources from both the Company contributions and employee contributions (including benefits under the RPSE and a portion of the social security benefits to which it is estimated the individual will be entitled, but not including the International Truck and Engine Corporation 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Company will pay the difference to the employee. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the MRO Plan.  It is estimated that the annual benefits payable under the MRO upon normal retirement (at age 65) to Mr. Horne would be approximately 60% of his individual “final average annual earnings,” to Mr. Ustian would be approximately 60% of his individual “final average annual earnings,” to Mr. Lannert would be approximately 60% of his individual “final average annual earnings,” and to Mr. Allen would be approximately 60% of his individual “final average annual earnings.”  See also “Termination and Other Compensation Arrangements” with respect to Messrs. Horne and Lannert above.

          Effective January 1, 2005, the MRO Plan is being replaced by a non-qualified account balance plan for upper level employees first hired before January 1, 1996 who are under age 45 as of January 1, 2005.  An account balance will be established for each eligible employee.  The account balance will be credited with contributions, that may be notional, based on a percentage of compensation in excess of the annual IRS compensation limit ($210,000 for 2005) and/or future bonuses.  The percentages will be the same age-weighted percentages that determine Company contributions to the Retirement Accumulation Plan.  Further for eligible upper level employees, in recognition of pension service to date that would have been recognized under the MRO Plan, a fixed points factor will also be used to determine the amount of contributions.  The points factor is based on an employee’s age and credited service as of December 31, 2004. The account balance will be credited with earnings which may also be notional.  Employees will be vested in the account balance upon attainment of age 55, and after completing at least 10 years of service.  At retirement the account balance will be paid in a lump sum.

          A substantial portion of the salaried employees of the Company, who are first hired on or after January 1, 1996, are covered by the International Truck and Engine Corporation Retirement Accumulation Plan (“RAP”), or by a comparable plan of a subsidiary company.  The RAP is a defined contribution plan that provides for an annual contribution to be allocated to each participant’s retirement account based on an age-weighted percentage of the participant’s eligible compensation for the calendar year.  The RAP also contains a 401(k) feature and provides for a Company match, currently 50% of the first 6% of pre-tax salary reduction contributions made on behalf of the participant.

          Effective January 1, 2005, a non-qualified account balance plan is being established for certain upper level employees first hired on or after January 1, 1996.  An account balance will be established for each eligible employee.  The account balance will be credited with contributions, that may be notional, based on a percentage of compensation in excess of the annual IRS compensation limit ($210,000 for 2005) and/or future bonuses.  The percentages will be the same age-weighted percentages that apply to Retirement Accumulation Plan participants.  The account balance will be credited with earnings, which may also be notional.  Further, for those employees that would have received a contribution following the date they were first hired based on any compensation in excess of the annual IRS limit or past bonuses they had received, the company will credit the account balance with the accumulated contributions they would have received. Employees will be vested in the account balance upon attainment of age 55, and after completing at least 10 years of service. At retirement the account balance will be paid in a lump sum.  Mr. Kapur and Ms. Turbeville are the only named executives that currently participate in this plan.  Under this plan, Ms. Turbeville’s account will be credited with retrospective contributions in recognition of her past contributions to the Company.

          The Company also has a Supplemental Executive Retirement Plan (“SERP”).  The SERP covers certain executive officers who have attained age 55, and provides annual retirement income objectives to such executive officers who have at least five years of credited service, based upon age, credited service and “final average annual earnings” (as defined above for purposes of the MRO Plan).  SERP objectives range from 30% to 50% of “final average annual earnings”, and are reduced by benefits, if any, under the RPSE (or other defined benefit plans or programs) and the MRO Plan, by the actuarial equivalent of the executive’s retirement account under the RAP or the International Truck and Engine Corporation 401(k) Retirement Savings Plan (but not the employee pre-tax salary reduction contribution or Company match accounts) and the non-qualified account balance plan, by 50% of the participant’s social security benefit and by retirement benefits from prior employers.  It is estimated that the annual benefits payable under the

SERP upon normal retirement (at age 65) to Mr. Kapur would be approximately 50% of his individual “final average annual earnings” and to Ms. Turbeville would be approximately 50% of her individual “final average annual earnings” (without regard to the reduction by the actuarial equivalent of the retirement account under the RAP or by the other offsets indicated above).  It is estimated that Messrs. Lannert and Ustian would derive no benefit from the SERP.  Also Mr. Horne did not receive any benefit under the SERP and Mr. Allen is not covered by the SERP.  Payments under the SERP in fiscal 2004 were $338,578.

          In the event of a termination of employment by the Company following a “change in control,” certain benefits under the MRO Plan and the SERP will become contractual rights and not subject to change without the consent of those affected employees who have accrued at least five years of credited service as of the date of such termination.

          The number of years of credited service as of October 31, 2004 for Mr. Horne was 37.5; Mr. Ustian is 31.7; Mr. Lannert is 41.6; and Mr. Allen is 23.8; Mr. Kapur and Ms. Turbeville are not participants in the RPSE or the MRO Plan.

Legislation Impacting Certain Company-Sponsored Nonqualified Deferred Compensation Plans

          Section 885 of the recently enacted American Jobs Creation Act of 2004 (“Act”) added §409A to the Code.  In general, Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan (within the meaning of the Act) for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met.  Accordingly, beginning January 1, 2005, any Company-sponsored nonqualified deferred compensation plan adopted before December 31, 2005 will be operated in good faith compliance with the provisions of §409A of the Code and applicable IRS guidance, and will be amended on or before December 31, 2005 to conform to the provisions of §409A with respect to amounts subject to §409A.

CERTAIN RELATED TRANSACTIONS

          The Company established the Navistar International Corporation Executive Stock Ownership Program in 1997 to more closely align the interests of shareowners and the Company’s senior management.  Under the Program all executive officers and certain senior managers of the Company are required to purchase and hold a specified amount of Company Common Stock equal to a multiple of his or her annual base salary.  Certain executive officers received full-recourse loans for the purchase price of the Common Stock they purchased through the Program.  Effective July 30, 2002, however, and in accordance with the Sarbanes-Oxley Act of 2002, the Company ceased offering its executive officers loans to assist them in meeting their ownership requirements under the Program.  The loans extended to the Company’s executive officers prior to July 30, 2002, however, remain in effect in accordance with their then existing terms and conditions.  These existing loans accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of stated maturity, compounded annually, are unsecured obligations and have a nine-year term.

          For current outstanding loans, principal and interest is due at maturity in a balloon payment.  The payment of the loan will be accelerated if a participant’s employment is terminated for cause or for certain other reasons prior to or following a change of control. The loan may be prepaid at any time at the participant’s option.

          The following executive officers of the Company have outstanding loans under the program.  The table indicates the largest amount of the indebtedness outstanding during fiscal year 2004, the interest rate charged, and the aggregate outstanding balance as of January 31, 2005:

Name	Maximum Indebtedness During Fiscal Year 2004($)	Aggregate Outstanding Balance as of January 31, 2005($)	Interest Rate (%)

Robert A. Boardman	461,155	0	4.77
Terry M. Endsley	77,238	78,146	4.77
Gregory W. Elliott	103,461	104,703	4.77
John R. Horne	1,615,859	0	4.77
Thomas M. Hough	129,291	130,810	4.77
Robert C. Lannert	1,520,535	1,538,401	4.77
Mark T. Schwetschenau	171,364	173,377	4.77
Daniel C. Ustian	322,915	326,709	4.77

          The Company’s former Director, Investor Relations, Ramona Long, married Daniel C. Ustian, the Chairman, President and Chief Executive Officer of the Company, in May 2003 and resigned from the Company effective June 1, 2003 following approximately 10 years of service.  Under her termination agreement, she received $221,474 as a severance payment, an amount equal to her annual base pay, incentive compensation and unused vacation time.  She remained covered by certain employee benefit plans, including medical benefit plans, until May 31, 2004.  She also agreed to provide consulting services to the Company for up to one year in consideration for $7,500 per month in consulting fees.  The Company’s Board of Directors reviewed and approved the termination and consulting terms.

EQUITY COMPENSATION PLAN INFORMATION

          This table provides information regarding the equity securities authorized for issuance under our equity compensation plans as of October 31, 2004.

Plan category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by shareowners	2,748,661	(2)	$35.1497		3,351,855	(3)

Equity compensation plans not approved by shareowners(4)	3,456,984	(5)	$34.3010	(6)	0	(7)

Total	6,205,645		N/A		3,351,855

          (1)     This table does not include information regarding the Company’s 401(k) Plans.  The Company’s 401(k) plans consist of the following: International Truck and Engine Corporation 401(k) Retirement Savings Plan; the IC Corporation 401(k) Plan; International Truck and Engine Corporation 401(k) Plan for Represented Employees; and International Truck and Engine Corporation Retirement Accumulation Plan.  As of October 31, 2004, there were 626,218 shares of Common Stock outstanding and held in these plans.

          (2)     This number includes stock options granted under the Company’s 1994 Performance Incentive Plan (the “1994 Plan”) and restoration stock options and premium share units (as described in the Executive Stock Ownership Program discussed below) granted under the Company’s 2004 Performance Incentive Plan (the “2004 Plan”).  Prior to February 17, 2004, restoration stock options were granted under the Company’s 1998 Supplemental Stock Plan (a non-shareowner approved plan), as supplemented by the Restoration Stock Option Program.  Under the Restoration Stock Option Program generally one may exercise vested options by presenting shares that have a total market value equal to the option price times the number of options.  Restoration options are then granted at the market price in an amount equal to the number of mature shares that were used to exercise the original option, plus the number of shares that are withheld for the required tax liability.  Participants may also defer the receipt of shares of Company Common Stock due in connection with a restoration stock option exercise.  Participants who elected to defer receipt of these shares will receive deferred stock units.  Stock options awarded to employees for the purchase of Common Stock from the 1994 Plan and the 2004 Plan were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable one-third on the first anniversary of grant, one-third on the second anniversary and one-third on the third anniversary.  Awards of restricted stock granted under the 1994 Plan and the 2004 Plan were established by the Board of Directors or committee thereof at the time of issuance.  The 1994 Plan expired on December 16, 2003, and as such no further awards may be granted under the 1994 Plan.

          (3)     On October 15, 2003 the Board and the independent Compensation and Governance Committee approved the 2004 Plan and on February 17, 2004 the shareowners of the Company approved the 2004 Plan.  The 2004 Plan replaced, on a prospective basis, the Company’s 1994 Plan, the 1998 Supplemental Stock Plan, both which expired on December 16, 2003, and the Company’s 1998 Non-Employee Director Stock Option Plan (collectively, the “Prior Plans”).  A total of 3,250,000 shares of common stock were reserved for awards under the 2004 Plan.  Shares subject to awards under the 2004 Plan, or the Prior Plans after February 17, 2004, that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a deliver of shares to the participant again become available for awards.  This number represents the remaining number of unused shares from the fiscal year ended October 31, 2004, which are available for issuance for the following fiscal year.

          The Non-Employee Directors Restricted Stock Plan, our other shareowner approved plan, requires that one-fourth of the annual retainer to non-employee directors be paid in the form of restricted shares of Common Stock.  The Non-Employee Directors Restricted Stock Plan expires on December 31, 2005.  There is no limit on the number securities remaining for issuance under the Non-Employee Directors Restricted Stock Plan.

          (4)     The following plans were not approved by the shareowners of the Company: The 1998 Interim Stock Plan (the “Interim Plan”);

The 1998 Supplemental Stock Plan (as supplemented by the Restoration Stock Option Program (the “Supplemental Plan”)); The Executive Stock Ownership Program (the “Ownership Program”); The 1998 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”) and The Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”).  Below is a brief description of the material features of each plan, but in each case the information is qualified in its entirety by the text of such plans.

          The Interim Plan. The Interim Plan was approved by the Board of Directors on April 14, 1998. A total of 500,000 shares of Common Stock were reserved for awards under the Interim Plan.  As of October 31, 2004, 15,520 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Interim Plan.  Stock options awarded to employees under the Interim Plan for the purchase of Common Stock were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable one-third on the first anniversary of grant, one-third on the second anniversary and one-third on the third anniversary.  Awards of restricted stock granted under the Interim Plan were established by the Board of Directors or committee thereof at the time of issuance.  The Interim Plan is separate from and intended to supplement the 1994 Plan, which was approved by the shareowners of the Company. The Interim Plan terminated on April 15, 1999 and as such no further awards may be granted under the Interim Plan.

          The Supplemental Plan. The Supplemental Plan was approved by the Board of Directors on December 15, 1998.  A total of 4,500,000 shares of Common Stock are reserved for awards under the Supplemental Plan.  Stock options awarded under the Supplemental Plan were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable one-third on the first anniversary of grant, one-third on the second anniversary and one-third on the third anniversary.  Awards of restricted stock granted under the Supplemental Plan are established by the Board of Directors or committee thereof at the time of issuance.  As of October 31, 2004, 3,035,789 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Supplemental Plan.  Prior to February 17, 2004 the Restoration Stock Option Program was administered under and supplemented by the Supplemental Plan.  As of October 31, 2004 there were 160,099 deferred stock units outstanding under the Supplemental Plan which relate to restoration stock options.  For more information on the Restoration Stock Option Program, please see the description contained in footnote 2 above.  The Supplemental Plan expired December 16, 2003, and as such no further awards may be granted under the Supplemental Plan.

          The Ownership Program. On June 16, 1997, the Board of Directors approved the terms of the Ownership Program, and on April 17, 2001, October 15, 2002 and August 30, 2004, the Board of Directors approved certain amendments thereto.  In general, the Ownership Program requires all officers and senior managers of the Company to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in the Company by acquiring a designated amount of company Common Stock at specified timelines.  Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus into deferred share units (DSUs).  These DSUs vest immediately. There were 14,287 DSUs outstanding as of October 31, 2004.  Premium share units (PSUs) may also be awarded to participants who complete their ownership requirement on an accelerated basis.  PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.  There were 96,366 PSUs (which includes 5,773 PSUs granted under the 2004 PIP after February 17, 2004) outstanding as of October 31, 2004.  Each vested DSU and PSU will be settled by delivery of one share of Common Stock.  Such settlement will occur within ten days after a participant’s termination of employment.  PSUs are no longer granted under the Ownership Program but instead are granted under the 2004 Plan.

          The Director Stock Option Plan. The Director Stock Option Plan was approved by the Board of Directors on December 16, 1997, amended on December 11, 2001.  A total of 250,000 shares of Common Stock are reserved for awards under the Director Stock Option Plan.  The Director Stock Option Plan provides for an annual grant to each non-employee director of the Company an option to purchase 4,000 shares of Common Stock.  The option price in each case will be 100% of the fair market value of the Common Stock on the business day following the day of grant.  As of October 31, 2004, 119,000 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Director Stock Option Plan.  Stock options awarded under the Director Stock Option Plan generally become exercisable in whole or in part after the commencement of the second year of the term of the option, which term is 10 years.  The optionee is also required to remain in the service of the company for at least one year from the date of grant.  The Director Stock Option Plan was terminated on February 17, 2004.  All future grants to non-employee directors will be issued under the 2004 Plan.

          The Deferred Fee Plan. Under the Deferred Fee Plan, directors may elect to receive all or a portion of their annual retainer fees (in excess of their mandatory one-fourth restricted stock grant (as discussed above)) and meeting fees in cash or restricted stock, or they may defer payment of those fees in cash (with interest) or in phantom stock units.  Deferrals in the deferred stock account are valued as if each deferral was vested in Common Stock as of the deferral date.  As of October 31, 2004, there were 21,696 outstanding deferred stock units under the Deferred Fee Plan.

          (5)     Includes 160,099 deferred stock units granted under the Supplemental Plan, 14,287 DSUs and 90,593 PSUs granted under the Ownership Program and 21,696 deferred stock units granted under the Deferred Fee Plan; all of which were outstanding as of October 31, 2004 under such plans.

          (6)     Since the deferred stock units and DSUs and PSUs granted under such plans do not have an exercise price and are settled only for shares of the company’s Common Stock on a one-for-one basis, these awards have been disregarded for purposes of computing the weighted-average exercise price.

          (7)     Upon approval of the 2004 Plan by our shareowners on February 17, 2004, the Supplemental Plan and the Director Stock Option Plan were terminated and there are no longer any shares available for issuance under these plans.  There is no limit on the number of securities representing deferred share units remaining available for issuance under the Ownership Program or the Deferred Fee Plan.

OTHER INFORMATION

Annual Report

          A copy of our Annual Report, which includes our Consolidated Financial Statements for the three years ended October 31, 2004, is being delivered to all shareowners of record as of February 17, 2005 together with this Proxy Statement.  The Annual Report is not to be regarded as proxy soliciting materials.

Householding Information

          Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports.  To reduce our printing costs and postage fees the Company has also adopted this procedure.  This means that you and other holders of the Company’s Common Stock in your household that share the same last name may not receive separate copies of our Proxy Statement or Annual Report.  We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555, (630) 753-2143.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Company stock with the U.S. Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those reports to the Company.  Based solely on our review of copies of those reports received by the Company or written representations that all such reports were timely filed, we believe that in fiscal 2004 our directors, executive officers and greater than ten beneficial percent shareowners made all required filings on time, except that Mr. Endsley inadvertently filed a Form 4 thirteen days late reporting one transaction and Mr. Lannert inadvertently filed a Form 4 twenty-two days late reporting seven transactions.

Proxy Solicitation

          The cost of this proxy solicitation will be borne by the Company.  Georgenson Shareholder Communications, Inc., 17 State Street, New York, New York 10004 has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $8,000 plus expenses.  Directors, officers and employees of the Company at no additional cost may also solicit proxies.  Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

Shareowner Proposals for the 2006 Annual Meeting

          Under the rules of the U.S. Securities and Exchange Commission, proposals of shareowners intended to be presented at the Company’s 2006 Annual Meeting must be received by the Company’s Secretary no later than the close of business on October 26, 2006 for the proposal to be considered for inclusion in our proxy material for that meeting.  To otherwise bring a proposal before the Company’s 2006 Annual Meeting, you must comply with our By-Laws.  One of the procedural requirements of our By-Laws, as now in effect, is that you must notify the Company’s Secretary in writing at the address set forth on the front page of this Proxy Statement not later than 120 days nor earlier than the 180 days in advance of the meeting of your intent to present a proposal.  Based on the anticipated date of next year’s annual meeting, the proposals would have to be received between August 25, 2005 and October 24, 2005 for the Company’s 2006 Annual Meeting.  A copy of our By-Laws may be obtained from the Company’s Secretary by written request to the same address.

By Order of the Board of Directors,

Robert J. Perna
Secretary
February 23, 2005

APPENDIX A

NAVISTAR INTERNATIONAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF FEBRUARY 15, 2005)

SECTION I

ESTABLISHMENT OF THE PLAN

           The Board of Directors of Navistar International Corporation approved the establishment of the Navistar International Corporation 2004 Performance Incentive Plan (“Plan”) on October 21, 2003, subject to approval by the Stockholders at the Corporation’s annual meeting to be held on February 17, 2004, or any adjournment thereof. The Plan replaces the Navistar 1994 Performance Incentive Plan and the Navistar 1998 Supplemental Stock Plan, each of which terminate December 16, 2003 under the terms of the plans, and the Plan will replace and supercede the Navistar 1988 Non-Employee Directors Stock Option Plan.  The Plan was amended on December 14, 2004, subject to approval by the Stockholders at the Corporation’s annual meeting to be held on February 15, 2005.

SECTION II

PURPOSE OF THE PLAN

           The purpose of the Plan is to enable the Corporation and its subsidiaries to attract and retain highly qualified Employees, Consultants, and Non-Employee Directors, and additionally to provide key Employees who hold positions of major responsibility the opportunity to earn incentive awards commensurate with the quality of individual performance, the achievement of performance goals and ultimately the increase in shareowner value.

SECTION III

DEFINITIONS

          For the purposes of the Plan, the following words and phrases shall have the meanings described below in this Section III unless a different meaning is plainly required by the context.

          (1)     “Annual Incentive Award” means an award of cash determined by the Committee after the end of the Fiscal Year.

          (2)     “Award” means an award made under the Plan.

          (3)     “Award Agreement” means an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to an Award granted to a Participant.

          (4)     “Board of Directors” means the Board of Directors of Navistar International Corporation.

          (5)     “Change in Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than employee or retiree benefit plans or trusts sponsored or established by the Corporation or International Truck and Engine Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities, (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of the Corporation: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) any dissolution or liquidation of the Corporation or International Truck and Engine Corporation or sale or disposition of all or substantially all (more than 50%) of the assets of the Corporation or of International Truck and Engine Corporation occurs; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board of Directors of the Corporation immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or with two (2) years, cease to constitute a majority of the Board of Directors of the Corporation. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

          (6)     “Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

          (7)      “Committee” means the Committee on Compensation and Governance of the Board of Directors.

           (8)     “Common Stock” means the common stock of the Corporation.

           (9)     “Consultant” means a person engaged under a written contract with the Corporation or any subsidiary of the Corporation that was executed by the Corporation’s Chief Executive Officer or Chief Financial Officer to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to such entity, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Corporation from offering or selling Common Stock to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933, as amended, or, if the Corporation is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, registration on a Form S-8 (Registration Statement Under the Securities Act of 1933).

           (10)     “Corporation” means Navistar International Corporation.

           (11)     “Employee” means a person regularly employed by the Corporation or any subsidiary of the Corporation, including its officers.

           (12)     “Exercise Price” means the amount for which one share of Common Stock may be purchased upon exercise of a Stock Option, as specified in the applicable Award Agreement.

           (13)     “Fair Market Value” means the average of the high and the low prices of a share of Common Stock on the Grant Date as set forth in the New York Stock Exchange — Composite Transactions listing published in the Midwest Edition of The Wall Street Journal or equivalent financial publication.

           (14)     “Fiscal Year” means the fiscal year of the Corporation.

           (15)     “Freestanding SAR” means any SAR that is granted independently of any Stock Option.

           (16)     “Grant Date” means, as determined by the Board or authorized Committee, (i) the date as of which the Board or such Committee approves an Award, or (ii) such other date as may be specified by the Board or such Committee. The Grant Date of a Stock Option will, unless the Committee expressly determines otherwise, be the business day on which the Committee approves the grant of such Stock Option.

           (17)     “Incentive Stock Option” means a right, as evidenced by an Award Agreement to purchase a certain number of shares of Common Stock at Fair Market Value for a period of no longer than ten (10) years from the date of grant which options are designed to meet the requirements set out under Section 422 of the Code.

           (18)     “Non-Employee Director” means as of the Grant Date of an Award an individual who is a director of the Corporation and is neither a Consultant nor an Employee of the Corporation or any of its subsidiaries.

           (19)     “Nonqualified Stock Option” means a right, as evidenced by an Award Agreement to purchase a certain number of shares of Common Stock at Fair Market Value for a period of not more than ten (10) years which options are stated not to be Incentive Stock Options under the Code.

           (20)     “Participant” means (a) an Employee selected by the Corporation for participation in the Plan, (b) with respect to Nonqualified Stock Options, SARs, Restricted Stock and Stock Units, a Consultant, and (c) with respect to Nonqualified Stock Options, Restricted Stock and Stock Units, a Non-Employee Director.

           (21)     “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m) as set forth in Section 162(m)(4)(C).

           (22)     “Performance Measure” means the performance measurement provided by Section VI.

           (23)     “Performance Period” means the period during which performance goals must be met for purposes of the Performance Measure.

           (24)     “Plan” means the Navistar International Corporation 2004 Performance Incentive Plan as set forth herein and as it may be amended hereafter from time to time.

           (25)     “Qualified Retirement” means with respect to an Employee a termination from employment from the Corporation or any of its subsidiaries that occurs after the Employee attains age 55 and at the time of the termination the Employee has either: (i) 10 or more years of continuous service, or (ii) 10 or more years of service that would constitute credited service under the definition contained in the International Truck and Engine Corporation Retirement Plan for Salaried Employees (“RPSE”). Qualified Retirement for a Non-Employee Director means retirement under a retirement policy of the Board for Non-Employee Directors.

           (26)     “Restoration Stock Option” means a Nonqualified Stock Option granted pursuant to Section VII(7) and which is awarded upon the exercise of a Stock Option earlier awarded under the Plan or any other plan of the Corporation, including an earlier awarded Restoration Stock Option (an “Underlying Option”).

           (27)     “Restricted Stock” means a right to acquire one or more shares of Common Stock, as evidenced by an Award Agreement, that is restricted as to sale or transfer and subject to forfeiture.

           (28)     “Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Stock Option, pursuant to the terms of Section X of the Plan.

           (29)     “Stock Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

           (30)     “Stock Units” mean units for Restricted Stock granted pursuant to Section XI.

           (31)     “Tandem SAR” means an SAR granted with respect to a share pursuant to Section X hereof in connection with a related Stock Option, under which: (a) the exercise of the SAR with respect to the share shall cancel the right to purchase such share under the related Stock Option, and (b) the purchase of the share under the related Stock Option shall cancel the right to exercise the SAR with respect to such share.

SECTION IV

ELIGIBILITY

           Management will, from time to time, select and recommend to the Committee Employees who are to become Participants in the Plan. Such Employees will be selected from those who, in the opinion of management, have substantial responsibility in a managerial or professional capacity.  Similarly, management will, from time to time, select and recommend to the Committee Consultants who are to become Participants in the Plan for the purpose of Nonqualified Stock Option Awards, SARs, Restricted Stock and Stock Units.  Such Consultants will be selected from those who, in the opinion of management, have substantial responsibility in an advisory or professional capacity.  Non-Employee Directors shall also be Participants in the Plan for the purpose of Nonqualified Stock Option Awards, Restricted Stock and Stock Units.

SECTION V

ANNUAL INCENTIVE AWARDS

          (1)     As soon as practical following the end of the Fiscal Year, the Committee will certify performance achieved against the performance criteria established at the beginning of the Fiscal Year. The performance criteria shall be determined in the discretion of the Committee considering all factors relevant to the management of the Corporation, provided that an Award under this Section that is intended to qualify for the Performance-Based Exception shall satisfy the Performance Measures and the requirements of Section 162(m) of the Internal Revenue Code.

          (2)     The Committee, in its sole discretion, may reduce or eliminate any Award otherwise earned based on an assessment of individual performance, but in no event may any such reduction result in an increase of the Award. The Committee shall determine the amount of any such reduction by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the Participant’s overall performance for the year; and (c) prevailing levels of total compensation among similar companies.

          (3)     Performance criteria for Annual Incentive Awards will not be increased or decreased within a Fiscal Year except for extraordinary circumstances approved by the Committee.

          (4)     Payment of an Annual Incentive Award will be made in cash to the Participant as soon as practicable after an Annual Incentive Award determination has been made by the Committee. A Participant who is not an Employee at the end of a Fiscal Year will not be entitled to an Award for that Fiscal Year unless the Committee determines otherwise.

          (5)     The Committee may permit the deferral of any Award and may permit payment on deferrals to be made subject to rules and procedures it may establish. These rules may include provisions crediting interest on deferred cash accounts.

          (6)     The Committee shall set the performance criteria for each year’s Annual Incentive Awards no later than the first 90 days of the Fiscal Year.

          (7)     Its shall be presumed unless the Committee determines to the contrary, that all Awards to Employees under this Section are intended to qualify for Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate. For the purpose of complying with the Performance-Based Exception rules of Section 162(m) of the Internal Revenue Code, the maximum Award under this Section of the Plan to any one Employee during any one Fiscal Year shall not exceed $4,000,000.

SECTION VI

PERFORMANCE MEASUREMENT

          (1)     Unless and until the Corporation’s stockholders approve a change in the general Performance Measures set forth in this Section VI, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the Performance Measures to be used for purposes of such Awards may be measured at the Corporation level, at a subsidiary level, or at an operating unit level and shall be chosen from among: (a) income measures (including, but not limited to, gross profits, operation income, earnings before or after taxes, earnings per share, cost reductions); (b) return measures (including, but not limited to, return on assets, capital, investment, equity, or sales); (c) cash flow, cash flow return on investments, which equals net cash flows divided by owners equity; (d) gross revenues from operations; (e) total revenue; (f) cash value added; (g) economic value added; (h) share price (including, but not limited to, growth measures and total shareholder return); (i) sales growth; (j) market share; (k) the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, growth strategies, strategic initiatives, product development, product quality, corporate development, and leadership development); and (l) any combination of, or a specified increase in, any of the foregoing.

          (2)     The Committee shall set the Performance Measures for each year’s Annual Incentive Awards no later than the first 90 days of the Fiscal Year.

          (3)     The Committee shall have the discretion to adjust the determination of the degree of attainment of the preestablished goals; provided that the Awards that are designated to qualify for Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).  In no event shall the Performance Period for any performance-based equity Award be less than one year.

          (4)     In the case of any Award that is granted subject to the condition that a specific Performance Measure be achieved, no payment under such Award shall be made prior to the time the Committee certifies in writing that that the Performance Measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a share of Common Stock from the date the Award is made.

SECTION VII

STOCK OPTIONS FOR EMPLOYEES AND CONSULTANTS

           (1)     The Committee may grant Nonqualified Stock Options or Incentive Stock Options or a combination of both to Employee Participants in the amount and at the time that the Committee approves. The Committee may grant Nonqualified Stock Options to Consultant Participants in the amount and at the time that the Committee approves.  In order to provide a limitation on the number of shares as provided for in Section 162(m) of the Internal Revenue Code and the regulations thereunder, Stock Option grants shall be limited to a maximum of 1,000,000 shares per year for any Employee Participant.

          (2)     The Committee will document the terms of the Stock Option in an Award Agreement to include the Grant Date and Exercise Price, as well as any other terms that it may desire. The Exercise Price under a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Subject to adjustment pursuant to Section XII, the Exercise Price of outstanding Options fixed by the Committee shall not be modified.

          (3)     Unless otherwise determined by the Committee, a Stock Option granted under the Plan will become exercisable in whole or in part after the commencement of the second year of the term of the Stock Option to the extent of one third of the shares, to the extent of one third of the shares after commencement of the third year, and to the extent of one third of the shares after commencement of the fourth year.

           (4)     A Stock Option granted under the Plan will be exercisable during such period as the Committee may determine, and will be subject to earlier termination as hereinafter provided. In no event, however, may a Stock Option governed by the Plan be exercised after the expiration of its term. Except as provided herein, no Stock Option granted under this Section of the Plan to an Employee or Consultant may be exercised at any time unless the Participant who holds the Stock Option is then an Employee or Consultant, respectively. The option can be exercised in whole or in part through cashless exercises or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation by paying the amounts required by instructions issued by the Secretary of the Corporation for the exercise of the Stock Options. If an exercise is not covered by instructions issued by the Corporate Secretary, the purchase price is to be paid in full to the Corporation upon the exercise of a Stock Option either (i) by cash including a personal check made payable to the Corporation, (ii) by delivering at Fair Market Value unrestricted Common Stock already owned by the Participant, for six months or more if acquired from the Corporation, or (iii) by any combination of cash and unrestricted Common Stock, and in either case, by payment to the Corporation of any withholding tax. In no event may successive simultaneous pyramiding be used to exercise a Stock Option. Shares which otherwise would be delivered to the holder of a Stock Option may be delivered, at the election of the holder, to the Corporation in payment of federal, state and/or local withholding taxes payable in connection with an exercise.

          (5)     The Participant who holds a Stock Option will have none of the rights of a shareowner with respect to the shares subject to a Stock Option until such shares are issued upon the exercise of a Stock Option.

          (6)     Neither the Corporation nor any subsidiary may directly or indirectly lend money to any Participant for the purpose of assisting the individual to acquire shares of Common Stock issued upon the exercise of Stock Options granted under the Plan.

          (7)     Provisions for Restoration Stock Options may be contained in the terms of options granted under the Plan. Restoration Stock Options may be granted under the Plan pursuant to the following terms: (a) Restoration Stock Options may be granted if the Participant elects to make a restoration option exercise of an Underlying Option, pays the exercise price by transferring to the Corporation Common Stock of the Corporation held by the Participant, for six months or more if acquired from the Corporation, and pays the withholding tax by transferring Common Stock or cash. The number of Restoration Stock Options that will be granted is equal to the number of shares used to pay the exercise price and the number of shares with value equal to the tax liability; (b) The

Restoration Stock Options will have a term equal to the remaining term of the Underlying Option, will have an Exercise Price equal to the Fair Market Value of the stock on the date of grant of the Restoration Option, and will become exercisable in six months after grant (or, if sooner, one month before the end of the term of the Underlying Option), and otherwise will have the same general terms and conditions Nonqualified Stock Options granted by the Corporation; (c) The shares that represent the difference between the Exercise Price of the Underlying Option and the value of the shares on the date of exercise, less withholding taxes, generally cannot be transferred for a period of three (3) years; and (d) At the election of the Participant delivery of the shares may be deferred.

           (8)     In the event of the termination of the employment of an Employee who holds an outstanding Stock Option, other than by reason of death, total and permanent disability or a Qualified Retirement, the Employee may (unless the Stock Option shall have been previously terminated) exercise the Stock Option at any time within three (3) months after such termination, but not after the expiration of the term of the grant, to the extent of the number of shares which were exercisable at the date of the termination of employment. In the event of termination of service as a Consultant who holds an outstanding Stock Option, other than by reason of death or total and permanent disability, the Consultant may (unless the Stock Option shall have been previously terminated) exercise the Stock Option at any time within three (3) months after such termination, but not after the expiration of the term of the grant, to the extent of the number of shares which were exercisable at the date of the termination of service.  Stock Options granted under this Section of the Plan to an Employee will not be affected by any change of employment so long as the Participant continues to be an Employee. Provided, however, if the Participant is terminated for cause as defined in the International Truck and Engine Corporation Income Protection Plan, or if the Participant is covered by a different severance plan or agreement, then as defined in such plan or agreement, the three-month period provided by this subsection shall not apply and the Stock Option shall cease to be exercisable and shall lapse as of the effective date of the termination of the Employee.

           (9)     Except as provided in Section VII(12), in the event of a Qualified Retirement an Employee who holds an outstanding Stock Option may exercise the Stock Option to the extent the option is exercisable or becomes exercisable under its terms, at any time during the term of the option grant.

           (10)     In the event of a total and permanent disability, as defined by the Corporation’s long term disability programs, an Employee or Consultant who holds an outstanding Stock Option may exercise the Stock Option, to the extent the Stock Option is exercisable or becomes exercisable under its terms, at any time within three (3) years after such termination or, if later, the date on which the option becomes exercisable with respect to such shares, but not after the expiration of the term of the option grant.

           (11)     In the event of the death of an Employee or Consultant who holds an outstanding Stock Option, the Stock Option may be exercised by a legatee, or by the personal representatives or distributees, at any time within a period of two (2) years after death, but not after the expiration of the term of the grant. If death occurs while employed by the Corporation or a subsidiary or performing services as a Consultant, or after a Qualified Retirement, or during the three- year period specified in Section VII(10), Stock Options may be exercised to the extent of the remaining shares covered by Stock Options whether or not such shares were exercisable at the date of death. If death occurs during the three-month period specified in Section VII(8), Stock Options may be exercised to the extent of the number of shares that were exercisable at the date of death.

          (12)     Notwithstanding the other provisions of Sections VII(9) or VII(11), no Stock Option which is not exercisable at the time of a Qualified Retirement shall become exercisable after such Qualified Retirement if, without the written consent of the Corporation, a Participant engages in a business, whether as owner, partner, officer, employee, or otherwise, which is in competition with the Corporation or one of its affiliates, and if the Participant’s participation in such business is deemed by the Corporation to be detrimental to the best interests of the Corporation. The determination as to whether such business is in competition with the Corporation or any of its affiliates, and whether such participation by such person is detrimental to the best interests of the Corporation, shall be made by the Corporation in its absolute discretion, and the decision of the Corporation with respect thereto, including its determination as to when the participation in such competitive business commenced, shall be conclusive.

SECTION VIII

STOCK OPTIONS NON-EMPLOYEE DIRECTORS

          (1)     The Committee may grant Nonqualified Stock Options to Non-Employee Directors.

          (2)     The Committee will document the terms of the Stock Option to include the Grant Date and Exercise Price, as well as any other terms that it may desire. The Exercise Price under a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Subject to adjustment pursuant to Section XII, the Exercise Price of outstanding Stock Options fixed by the Committee shall not be modified.

          (3)     Unless otherwise determined by the Committee, a Stock Option granted under this Section of the Plan will become exercisable in whole or in part after the commencement of the second year of the term of the Stock Option to the extent of one third of the shares, to the extent of one third of the shares after commencement of the third year, and to the extent of one third of the shares after commencement of the fourth year.

          (4)     A Stock Option granted this Section of the Plan will be exercisable during such period as the Committee may determine, and will be subject to earlier termination as hereinafter provided. In no event, however, may a Stock Option governed by the Plan be exercised after the expiration of its term.

          (5)     Except as provided herein, no Stock Option granted under this Section of the Plan may be exercised at any time unless the Participant who holds the Stock Option is then a Non-Employee Director.

          (6)     A Stock Option granted under this Section of the Plan can be exercised in whole or in part through cashless exercises or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation by paying the amounts required by instructions issued by the Secretary of the Corporation for the exercise of the options. If an exercise is not covered by instructions issued by the Corporate Secretary, the purchase price is to be paid in full to the Corporation upon the exercise of a Stock Option either (i) by cash including a personal check made payable to the Corporation; (ii) by delivering at Fair Market Value unrestricted Common Stock already owned by the Participant, for six months or more if acquired from the Corporation, or (iii) by any combination of cash and unrestricted Common Stock, and in either case, by payment to the Corporation of any withholding tax. In no event may successive simultaneous pyramiding be used to exercise a Stock Option. Shares which otherwise would be delivered to the holder of a Stock Option may be delivered, at the election of the holder, to the Corporation in payment of federal, state and/or local withholding taxes payable in connection with an exercise.

          (7)     The Non-Employee Director who holds a Stock Option will have none of the rights of a shareowner with respect to the shares subject to a Stock Option until such shares are issued upon the exercise of a Stock Option.

          (8)     Neither the Corporation nor any subsidiary may directly or indirectly lend money to any Non-Employee Director for the purpose of assisting the individual to acquire shares of Common Stock issued upon the exercise of Stock Options granted under the Plan.

          (9)     In the event of the termination of service as a Non-Employee Director, other than by reason of death, total and permanent disability or a Qualified Retirement, a Non-Employee Director who holds an outstanding Stock Option may (unless the Stock Option shall have been previously terminated) exercise the Stock Option at any time within three (3) months after such termination, but not after the expiration of the term of the grant, to the extent of the number of shares which were exercisable at the date of the termination of service.

          (10)     Except as provided in Section VII(13), in the event of Qualified Retirement a Non-Employee Director who holds an outstanding Stock Option may exercise the Stock Option to the extent the Stock Option is exercisable or becomes exercisable under its terms, at any time during the term of the option grant.

          (11)     In the event of a total and permanent disability, as determined by the Committee, a Non-Employee Director who holds an outstanding Stock Option may exercise the Stock Option, to the extent the option is exercisable or becomes exercisable under its terms, at any time within three (3) years after such termination or, if later, the date on which the Stock Option becomes exercisable with respect to such shares, but not after the expiration of the term of the option grant.

          (12)     In the event of the death of a Non-Employee Director who holds an outstanding Stock Option, the Stock Option may be exercised by a legatee, or by the personal representatives or distributees, at any time within a period of two (2) years after death, but not after the expiration of the term of the grant. If death occurs while the Participant is serving as a Non-Employee Director, or after a Qualified Retirement, or during the three-year period specified in Section VIII(11), Stock Options may be exercised to the extent of the remaining shares covered by the Stock Options whether or not such shares were exercisable at the date of death. If death occurs during the three-month period specified in Section VIII(9), Stock Options may be exercised to the extent of the number of shares that were exercisable at the date of death.

          (13)     Notwithstanding the other provisions of Sections VIII(10) or VIII(12), no option which is not exercisable at the time of a Qualified Retirement shall become exercisable after such Qualified Retirement if, without the written consent of the Corporation, a Non-Employee Director engages in a business, whether as owner, partner, officer, employee, or otherwise, or serves as a director for such business, which is in competition with the Corporation or one of its affiliates, and if the Non-Employee Director’s participation in such business is deemed by the Corporation to be detrimental to the best interests of the Corporation. The determination as to whether such business is in competition with the Corporation or any of its affiliates, and whether such participation by such person is detrimental to the best interests of the Corporation, shall be made by the Corporation in its absolute discretion, and the decision of the Corporation with respect thereto, including its determination as to when the participation in such competitive business commenced, shall be conclusive.

SECTION IX

PROHIBITION ON REPRICING AND DISCOUNTED OPTIONS

          Notwithstanding any other provision in the Plan, no Stock Option issued under the Plan may be amended or modified in any way that changes the Exercise Price of the Stock Option, and no Stock Option may be issued with an Exercise Price that is less than the Fair Market Value of one share of Common Stock on the Grant Date of the Stock Option or in any other way discounted. This provision shall not limit any adjustments provided by Section XII relating to adjustments upon changes in capitalization.

SECTION X

STOCK APPRECIATION RIGHTS AND OTHER AWARDS

          (1)     Subject to the terms of the Plan, the Committee may grant any types of Awards other than Stock Options provided for in Sections VII and VIII, and Restricted Stock provided for in Section XI, including but not limited to SARs. The Committee shall determine the terms and conditions of such Awards.

           (2)     The Committee may, subject to the terms of the Plan, grant SARs to Employee and Consultant Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall have complete discretion in determining the number of SARs, subject to the terms of the Plan, and to determine the terms of the SARs. The grant price of a Freestanding SAR shall equal the Fair Market Value of one share of Common Stock on the Grant Date. The Exercise Price of Tandem SARs shall equal the Exercise Price of the related Stock Option.

          (3)     Tandem SARs may be exercised for all or part of the shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option. A related Stock Option is then exercisable.

          (4)     Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) The Tandem SAR shall expire no later than the expiration than the expiration of the Incentive Stock Option; (b) The value of the payout with respect to the Tandem SAR shall not exceed the excess of the fair market value of the shares subject to Incentive Stock Option at the time the Tandem SAR is exercised over the Exercise Price under the Incentive Stock Option; and (c) The Tandem SAR may be exercised only when the Fair Market Value of the shares subject to the Incentive Stock Option exceed the Exercise Price of the Incentive Stock Option.

          (5)     Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its discretion, impose upon them, subject, however, to the terms of the Plan.

          (6)     The term of SARs shall be determined by the Committee, in its discretion; provided that such term shall not exceed 10 years.

          (7)     Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying: (a) the excess of fair market value of one share of Common Stock on the date of exercise over the Exercise Price, by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in share equivalent fair market value, or in a combination thereof.

          (8)     Its shall be presumed unless the Company determines to the contrary, that all awards to Employees under this Section are intended to qualify for Performance-Based Exception. If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate. For the purpose of complying with the Performance-Based Exception rule of Section 162(m) of the Internal Revenue

Code, the number of SARs that can be granted to any one Employee in any Fiscal Year shall not exceed 1,000,000 shares, less the number of stock options grant to such Employee during the year. Any Award the value of which is not solely dependent on value of the stock on which the award is based shall not exceed $4,000,000 for any Employee for the year.

SECTION XI

RESTRICTED STOCK

          (1)     Restricted Stock, or Stock Units, may be granted during a Fiscal Year or at any time thereafter. Awards under the Plan may be granted in the form of Restricted Stock, in the form of Stock Units, or in any combination of both. Restricted Stock or Stock Units may also be awarded in combination with Stock Options, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the terms of the Award Agreement are not fulfilled.

          (2)     Awards of Restricted Stock or Stock Units may be made under the Plan to Participants for meeting the stock ownership requirements as described in the Navistar Executive Stock Ownership Program, as may be amended from time to time by the Board of Directors, in their sole discretion, or for any other purpose.

          (3)     Each Award of Restricted Stock or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. In no event will an Award of Restricted Stock or Stock Units granted under the Plan vest in full prior to the commencement of the third year anniversary of the Grant Date.

          (4)     The Participant will be entitled to all dividends paid with respect to all Restricted Stock awarded under the Plan during the period of restriction and will not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock. The Participant also will be entitled to vote Restricted Stock during the period of restriction.

          (5)     All Restricted Stock certificates awarded under the Plan are to be delivered to the Participant with an appropriate legend imprinted on the certificate.

           (6)     In the event a Participant dies while employed by the Corporation or a subsidiary, performing services as a Consultant, or serving as a Non-Employee-Director of the Corporation, or following a Qualified Retirement or total or permanent disability, the Restricted Stock or Stock Units will vest as of the date of death and all restrictions shall lapse and the Restricted Stock or Stock Units will be immediately transferable to the named beneficiary or to the Participant’s estate. Any Restricted Stock or Stock Units that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Secretary of the Corporation at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock or Stock Units that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

           (7)     In the event a Participant who holds unvested Restricted Stock or Stock Units, terminates employment or service as a Non-Employee Director with the Corporation by reason of Qualified Retirement or total and permanent disability, the Restricted Stock or Stock Units will continue to vest according to the terms of the Restricted Stock.  In the event a Participant who holds unvested Restricted Stock or Stock Units, terminates service as a Consultant by reason of total and permanent disability, the Restricted Stock or Stock Units will continue to vest according to the terms of the Restricted Stock.

           (8)     In the event a Participant otherwise terminates employment or service as a Consultant or Non-Employee Director, any Restricted Stock or Stock Units that is not vested forfeits to the Corporation.

          (9)     Its shall be presumed unless the Committee determines to the contrary, that all awards to Employees under this Section of the Plan are intended to qualify for Performance-Based Exception. If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate. For the purpose of complying with the Performance-Based Exception rules of Section 162(m) of the Internal Revenue Code, the maximum Award under this Section of the Plan to any one Employee during any one Fiscal Year shall not exceed 1,000,000 shares.

SECTION XII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

          Notwithstanding any other provision of the Plan, the Award Agreements may contain such provisions as the Committee determines to be appropriate for the adjustment of the number and class of shares, subject to each outstanding Stock Option or SAR, the exercise prices in the event of changes in, or distributions with respect to, the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares, spinoffs and the like, and, in the event of any such changes in, or distribution with respect to, the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the limits applicable to Awards under the Plan, in each case, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

SECTION XIII

ADMINISTRATION OF THE PLAN

           Full power and authority to construe, interpret and administer the Plan is vested in the Committee. Decisions of the Committee will be final, conclusive and binding upon all parties, including the Corporation, shareowners, Employee, Consultants, and Non-Employee Directors. The foregoing will include, but will not be limited to, all determinations by the Committee as to (a) the approval of Employees, Consultants, and Non-Employee Directors for participation in the Plan, (b) the amount of the Awards, (c) the performance levels at which different percentages of the Awards would be earned and all subsequent adjustments to such levels and (d) the determination of all Awards. Any person who accepts any Award hereunder agrees to accept as final, conclusive and binding all determinations of the Committee. The Committee will have the right, in the case of Employees or Consultants who are employed or engaged to perform services, respectively, outside the United States, or Non-Employee Directors not resident in the United States, to vary from the provision of the Plan to the extent the Committee deems appropriate in order to preserve the incentive features of the Plan.

SECTION XIV

NON-ASSIGNMENT

          Awards under the Plan may not be assigned or alienated. In case of a Participant’s death, the amounts distributable to the deceased Participant under the Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to a Participant upon death and not subject to such a designation shall be distributed to the Participant’s estate. If there is any question as to the right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Corporation will have no further liability to anyone with respect to such amount.

SECTION XV

WITHHOLDING TAXES

          A Participant may elect, subject to the provisions of the applicable Sections of the Plan and the terms of the Award, to pay any withholding tax due in connection with the exercise of any Stock Option or SAR or upon the vesting of Restricted Stock or the settlement of any other Award either (i) by cash including a personal check made payable to the Corporation or (ii) by delivering at Fair Market Value unrestricted Common Stock already owned by the Participant and if acquired from the Corporation owned for at least six months, or (iii) by any combination of cash or unrestricted Common Stock. The Committee may provide, in the Award Agreement, that in the event that a Participant is required to pay to the Corporation any amount to be withheld in connection with the exercise, vesting or settlement of an Award denominated in shares, the Participant may satisfy such obligation (in whole or in part) by electing to have the Corporation withhold a portion of the shares of Common Stock otherwise to be issued upon exercise, vesting or settlement of such Award equal in value to the minimum amount required to be withheld. The value of the shares to be withheld shall be the Fair Market Value on the date that the amount of tax to be withheld is determined.

SECTION XVI

RIGHTS OF PARTICIPANT

          To the extent that any Participant, beneficiary or estate acquires a right to receive payments or distributions under the Plan, such right will be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions to be made hereunder will be paid from the general assets of the Corporation. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create any contracted right or trust of any kind or fiduciary relationship between the Corporation and any Participant, beneficiary or estate.

SECTION XVII

MODIFICATION, AMENDMENT OR TERMINATION

          The Committee may modify, amend, or terminate the Plan at any time, provided that, unless the requisite approval of stockholders is obtained, no amendment shall be made to the Plan if such amendment would (i) increase the number of shares of Common Stock available for issuance under the Plan or increase the limits applicable to Awards under the Plan, in each case, except as provided in Section XII; (ii) lower the Exercise Price of the Stock Option or SAR grant value below 100% of the Fair Market Value of one share of Common Stock on the Grant Date, except as provided in Section XII; (iii) remove the repricing restriction set forth in Section IX; or (iv) require stockholder approval as a matter of law or under rules of the New York Stock Exchange. No Plan amendment shall, without the affected Participant’s consent, terminate or adversely affect any right or obligation under any Stock Option or other Award previously granted under the Plan.

SECTION XVIII

RESERVATION OF SHARES

          (1)     The total number of shares of Common Stock reserved and available for delivery pursuant to this Plan is 3,250,000 shares of Common Stock. The number of shares authorized and available shall be increased by shares of Common Stock subject to an option or award under this Plan or any other plan, including the Navistar 1994 Performance Incentive Plan, the Navistar 1998 Supplemental Stock Plan, or the 1998 Non-Employee Director Stock Option Plan, that is cancelled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant of the plan, including shares used to pay the option exercise price of an option issued under the Plan or any other plan or to pay taxes with respect to such an option.

          (2)     In order to provide a limitation on the number of shares that may be issued as Incentive Stock Options as provided by the Code, no more than 1,000,000 shares of Common Stock, or if less the number of shares that may be issued under the Plan, shall be granted as Incentive Stock Options in any calendar year. Such shares may be in whole or in part, as the Board of Directors shall from time to time determine, authorized and unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Corporation.

          (3)     In order to provide a limitation on the number of shares that may be issued as Restricted Stock, Stock Units, SARs, and Awards other than Stock Options, no more than 1,000,000 shares of Common Stock that may be issued under the Plan shall be granted as Restricted Stock, Stock Units, SARs, or Awards other than Stock Options.

SECTION XIX

RIGHTS OF EMPLOYEES

          Status as an Employee shall not be construed as a commitment that any one or more Awards will be made under this Plan to an Employee or to Employees generally. Status as a Participant shall not entitle the Participant to any additional future Awards. Nothing in the Plan will confer on any Employee or Participant any right to continue in the employ of the Corporation or any of its subsidiaries or interfere with or prevent in any way the right of the Corporation or any of its subsidiaries to terminate an Employee or Participant’s employment at any time for any reason.

SECTION XX

CHANGE IN CONTROL

          Notwithstanding any provision contained herein to the contrary, in the event of a Change in Control, all awarded Restricted Stock and Stock Units will immediately be free of all restrictions and performance contingencies and will be deemed fully earned and not subject to forfeiture and all outstanding Stock Options governed by the Plan will be immediately exercisable and shall continue to be exercisable for a period of three (3) years from the date of the Change in Control regardless of the original term or employment status, except that the term of any Incentive Stock Option shall not be extended beyond ten (10) years from the date of grant.

SECTION XXI

LIMITATION OF ACTIONS

           Every right of action by or on behalf of the Corporation or any shareowner against any past, present or future member of the Board of Directors, officer or Employee arising out of or in connection with the Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer or Employee, cease and be barred by the expiration of three (3) years from whichever is the later of (a) the date of the act or omission in respect of which such right of action arises or (b) the first date upon which there has been made generally available to shareowners an annual report of the Corporation and a proxy statement for the annual meeting of shareowners following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate amount of Awards under the Plan during such period; and any and all right of action by an Employee, Consultant, or Non-Employee Director (past, present or future) against the Corporation arising out of or in connection with the Plan shall, irrespective of the place where action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.

SECTION XXII

GOVERNING LAW

          The Plan will be governed by and interpreted pursuant to the laws of the State of Delaware, the place of incorporation of the Corporation, without giving effect to the principals of conflict of laws.

SECTION XXIII

EFFECTIVE DATE

The effective date of the Plan shall be February 17, 2004 (the “Effective Date”), subject to approval by the stockholders at the Corporation’s Annual Meeting to be held on February 17, 2004, or any adjournment thereof. The Plan shall continue in effect for ten (10) years from the Effective Date, expiring February 16, 2014. No Awards may be granted under the Plan subsequent to February 16, 2014, but Awards theretofore granted may extend beyond that date in accordance with their terms.

APPENDIX B

NAVISTAR INTERNATIONAL CORPORATION

BOARD INDEPENDENCE CRITERIA

The Board has established the following guidelines to assist it in determining director independence in accordance with the New York Stock Exchange (NYSE) corporate governance rules. An “Independent Director” shall mean a Director who, in the opinion of the Board: (a) is not and has not been employed by the Corporation within the previous three years; (b) is not and has not been employed by or affiliated with a (present or former) auditor of the Corporation within the previous three years ; (c) is not and has not been (and is not and has not been affiliated with an organization that has been) a significant advisor or consultant to the Corporation within the previous three years; (d) is not affiliated with a significant customer or supplier of the Corporation; (e) does not provide and has not provided within the previous three years significant personal services to the Corporation; (f) is not affiliated with a tax-exempt entity that receives or has received significant contributions from the Corporation within the previous three years; (g) is not, and has not been within the previous three years, a part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another company that concurrently employs the director; and (h) is not an Immediate Family Member of any person described in (a) through (g).

In forming its opinion as to the independence of any Director, the Board will be guided by the principle that in order to be independent, a Director should be independent of Management and free from any material relationship that would interfere with that person’s exercise of independent judgment as a Director.

The following commercial relationships will not be considered to be significant relationships that would impair a director’s independence: (a) if a director of the Corporation is an executive officer of another company that does business with the Corporation and the annual sales to, or purchases from, the Corporation during any of the previous three years are less than the greater of $1,000,000 or two percent of the annual revenues of the company he or she serves as an executive officer; or (b) if a director of the Corporation is an executive officer of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other during any of the previous three years is less than the greater of $1,000,000 or two percent of the total consolidated assets of the company he or she serves as an executive officer.

For purposes of the above definition, the following phrases shall have the meaning given to them:

A person “affiliated with” a specified person, shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

“Corporation” shall mean Navistar International Corporation and its subsidiaries, which includes any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by Navistar International Corporation.

An “Immediate Family Member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-laws, sons and daughters-in-laws, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person’s home.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navistar International Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

To consent to receive shareowner communications electronically, please visit our Investor Relations Website at www.shareholder.com/nav

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NVSTAR — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVISTAR INTERNATIONAL CORPORATION

Vote On Directors

1. Vote to elect three directors to hold office until the 2008 Annual Meeting of Shareowners.

01) Eugenio Clariond
02) John D. Correnti
03) Daniel C. Ustian

For All	Withhold All	For All Except
O	O	O

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

Vote On Proposals

	For	Against	Abstain
2. Vote to ratify the selection of Deloitte & Touche LLP as our independent auditor.	O	O	O
3. Vote to approve certain amendments to our 2004 Performance Incentive Plan.	O	O	O

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on February 17, 2005 as the record date for the determination of shareowners entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Company's Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors of the Company recommends a vote For each of the above proposals.

Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and title of authorized officer signing the proxy.

	Yes	No
Please indicate if you plan to attend this meeting	O	O
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	O	O
Please indicate if you would like to keep your vote confidential	O	O

Signature [PLEASE SIGN WITHIN BOX] — Date

Signature (Joint Owners) — Date

(reverse side of proxy card)

PROXY

NAVISTAR INTERNATIONAL CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREOWNERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS DANIEL C. USTIAN, ROBERT C. LANNERT AND STEVEN K. COVEY, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL STOCK OF THE UNDERSIGNED, AT THE ANNUAL MEETING OF NAVISTAR INTERNATIONAL CORPORATION TO BE HELD MARCH 23, 2005, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, ON ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IN THEIR DISCRETION, THE PROXIES ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(Continued, and to be marked, dated and signed, on the other side)